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Ex-10A

CONFORMED

364-DAY CREDIT AGREEMENT

dated as of

June 18, 2002

among

TARGET CORPORATION,

THE BANKS LISTED HEREIN,

THE CO-DOCUMENTATION AGENTS LISTED HEREIN,

THE CO-SYNDICATION AGENTS LISTED HEREIN

and

BANK OF AMERICA, N.A.
AS ADMINISTRATIVE AGENT

and

BANC OF AMERICA SECURITIES LLC
AS SOLE LEAD ARRANGER AND SOLE BOOK MANAGER

364-DAY CREDIT AGREEMENT

        THIS 364-DAY CREDIT AGREEMENT dated as of June 18, 2002 is among TARGET CORPORATION, the BANKS listed on the signature pages hereof, the SENIOR MANAGING AGENTS, MANAGING AGENTS, CO-AGENTS, CO-DOCUMENTATION AGENTS and CO-SYNDICATION AGENTS listed herein and BANK OF AMERICA, N.A. as Administrative Agent;

        WHEREAS, the Borrower (as defined below) has requested that the Banks and the Agent (each as defined below) make available to it a revolving credit facility of up to $1,100,000,000, subject to increase in accordance with the terms hereof, the proceeds of which are to be used as a commercial paper backup facility and for general corporate purposes; and

        WHEREAS, the Banks and the Agent are willing to make such revolving credit facility available to the Borrower upon the terms and conditions set forth herein;

        NOW, THEREFORE, the Borrower, the Banks and the Agent hereby agree as follows:

ARTICLE 1.
DEFINITIONS

        Section 1.01    Definitions.     The following terms, as used herein, have the following meanings:

        "Absolute Rate Auction" means a solicitation of Money Market Quotes setting forth Money Market Absolute Rates pursuant to Section 2.03.

        "Accounts Receivable" means those amounts due to a Person that would be categorized as "accounts receivable" in accordance with generally accepted accounting principles.

        "Added Bank" has the meaning set forth in Section 2.17(a).

        "Adjusted CD Rate" has the meaning set forth in Section 2.07(b).

        "Adjusted London Interbank Offered Rate" has the meaning set forth in Section 2.07(c).

        "Administrative Questionnaire" means, with respect to each Bank, an administrative questionnaire in the form prepared by the Agent and submitted to the Agent (with a copy to the Borrower) duly completed by such Bank.

        "Agent" means Bank of America, N.A. in its capacity as administrative agent for the Banks hereunder, and its successors in such capacity.

        "Agreement" means this 364-Day Credit Agreement and as the same may be amended or restated from time to time in accordance with the terms hereof.

        "Applicable Lending Office" means, with respect to any Bank, (i) in the case of its Domestic Loans, its Domestic Lending Office, (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office and (iii) in the case of its Money Market Loans, its Money Market Lending Office.

        "Applicable Margin" has the meaning set forth in Section 2.07(h).

        "Approved Fund" means any Person (other than a natural Person) that (i) is or will be engaged in making, purchasing, holding or otherwise investing in commercial Loans and similar extensions of credit in the ordinary course of its business and (ii) is administered or managed by (x) a Bank, (y) an affiliate of a Bank or (z) an entity or an affiliate of an entity that administers or manages a Bank.

        "Assessment Rate" has the meaning set forth in Section 2.07(b).

        "Assignee" has the meaning set forth in Section 9.06(c).

        "Assignment and Assumption Agreement" has the meaning set forth in Section 9.06(c).

        "Assuming Bank" has the meaning set forth in Section 2.18(c).

        "Bank" means each bank listed on the signature pages hereof, each Assignee which becomes a Bank pursuant to Section 9.06(c), and their respective successors.

        "Base Rate" means, for any day, a rate per annum equal to the higher of (i) the Prime Rate for such day or (ii) the sum of 1/2 of 1% plus the Federal Funds Rate for such day. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or Federal Funds Rate.

        "Base Rate Loan" means a Committed Loan to be made by a Bank as a Base Rate Loan in accordance with the applicable Notice of Committed Borrowing or pursuant to Article 8 and, if applicable, means each Segment of the Term Loans with respect to which the Borrower has selected an interest rate to be determined as for a Base Rate Loan in accordance with the applicable Notice of Term Loan Interest Rate Selection.

        "Benefitted Bank" has the meaning set forth in Section 9.04.

        "Borrower" means Target Corporation, a Minnesota corporation, and its successors.

        "Borrower's 2002 Form 10-K" means the Borrower's annual report on Form 10-K for the fiscal year ended February 2, 2002, as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

        "Borrowing" means the aggregation of Loans of one or more Banks to be made to the Borrower pursuant to Article 2 on a single date and for a single Interest Period and, if applicable, also means each Segment of the Term Loans. Borrowings are classified for purposes of this Agreement either by reference to the pricing of Loans comprising such Borrowing (e.g., a "Base Rate Borrowing" is a Borrowing comprised of Base Rate Loans, a "Euro-Dollar Borrowing" is a Borrowing comprised of Euro-Dollar Loans, a "CD Borrowing" is a Borrowing comprised of CD Loans, and a "Fixed Rate Borrowing" is a Borrowing comprised of Fixed Rate Loans) or by reference to the provisions of Article 2 under which participation therein is determined (i.e., a "Committed Borrowing" is a Borrowing under Section 2.01 in which all Banks participate in proportion to their Commitments and, if applicable, may also be a Segment of the Term Loans, while a "Money Market Borrowing" is a Borrowing under Section 2.03 in which the Bank participants are determined on the basis of their bids in accordance therewith).

        "Capital Lease" means a lease which gives rise to Capital Lease Obligations.

        "Capital Lease Obligations" means all obligations of a Person as lessee which are capitalized in accordance with generally accepted accounting principles.

        "CD Base Rate" has the meaning set forth in Section 2.07(b).

        "CD Loan" means a Committed Loan to be made by a Bank as a CD Loan in accordance with the applicable Notice of Committed Borrowing and, if applicable, means each Segment of the Term Loan with respect to which the Borrower has selected an interest rate to be determined as for a CD Loan in accordance with the applicable Notice of Term Loan Interest Rate Selection.

        "Co-Agents" means the banks listed on Schedule II hereto, in their capacity as co-agents of the credit facility hereunder.

        "Co-Documentation Agents" means the banks listed on the signature pages hereto, in their capacity as co-documentation agents of the credit facility hereunder.

        "Commitment" means, with respect to each Bank, the amount set forth opposite the name of such Bank on the signature pages hereof, as such amount may be reduced from time to time pursuant to Section 2.09 or may be increased at any time pursuant to Section 2.17 and shall equal the aggregate principal amount of Term Loans outstanding during the Term Loan Period pursuant to Section 2.18, and the aggregate amount of which at the Effective Date is $1,100,000,000.

        "Committed Loan" means a loan made by a Bank pursuant to Section 2.01 and, if applicable, also means the Term Loans made by each Bank.

        "Consenting Banks" has the meaning set forth in Section 2.18(a).

        "Consolidated EBIT" means, for any period, the sum (without duplication) of (i) the Consolidated Net Income of the Borrower and its Consolidated Subsidiaries (excluding any extraordinary items of gain or loss) plus the aggregate amount, if any, deducted in determining such Consolidated Net Income of (ii) Consolidated Interest Expense and (iii) Income Taxes, in each case for such period.

        "Consolidated Interest Expense" means, for any period, the aggregate amount, determined on a consolidated basis, of interest accrued during such period on Debt of the Borrower and its Consolidated Subsidiaries, including capitalized interest and any portion of Capital Lease rentals allocated to interest expense in accordance with generally accepted accounting principles.

        "Consolidated Net Income" means, for any period, the consolidated net income of the Borrower and its Consolidated Subsidiaries for such period.

        "Consolidated Operating Lease Amount" means, at any date, an amount equal to the present value of the minimum lease payments for which the Borrower and its Consolidated Subsidiaries are obligated under operating leases with initial terms of over one year, determined, on a consolidated basis, as of the end of the most recent fiscal quarter of the Borrower on or prior to such date. The present value of such minimum lease payments shall be calculated, as of any date, in accordance with the method employed in the notes to the Borrower's consolidated financial statements dated as of February 2, 2002 and generally accepted accounting principles. The Borrower shall (i) calculate and record the present value of such minimum lease payments in each annual financial statement to be furnished to the Banks in accordance with Section 5.01(a) and shall cause its independent public accountants to audit the amount reported as the present value of such minimum lease payments in each such annual financial statement to be furnished to the Banks and (ii) estimate in accordance with its historical practices and record the present value of such minimum lease payments in the certificate to be furnished to the Banks within 15 days of delivery of its quarterly financial statements in accordance with Section 5.01(c).

        "Consolidated Rental Expense" means, for any period, the aggregate amount, determined on a consolidated basis, of rental expense of the Borrower and its Consolidated Subsidiaries accrued during such period.

        "Consolidated Subsidiary" means, at any date, any Subsidiary or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements if such statements were prepared as of such date.

        "Consolidated Tangible Net Worth" means, at any date, the consolidated stockholders' equity of the Borrower and its Consolidated Subsidiaries less their consolidated Intangible Assets, all determined as of such date. For purposes of this definition "Intangible Assets" means the amount (to the extent reflected in determining such consolidated stockholders' equity) of (i) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of assets of a going concern business made within twelve months after the acquisition of such business) subsequent to February 2, 2002 in the book value of any asset owned by the Borrower or a Consolidated Subsidiary, (ii) all Investments in unconsolidated Subsidiaries and all equity investments in Persons which are not Subsidiaries and (iii) all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, anticipated future benefit of tax loss carry-forwards, copyrights, organization or developmental expenses and other intangible assets.

        "Convertible Preferred Stock" means the Series B ESOP Convertible Preferred Stock, $.01 par value, of the Borrower.

        "Co-Syndication Agents" means the Banks listed on the signature page hereto, in their capacity as co-syndication agents of the credit facility hereunder.

        "Debt" of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all Capital Lease Obligations of such Person, (v) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person, and (vi) all Debt of others Guaranteed by such Person.

        "Debt Rating" means a rating of the Borrower's long-term debt which is not secured or supported by a guarantee, letter of credit or other form of credit enhancement. If a Debt Rating by a Rating Agency is required to be at or above a specified level and such Rating Agency shall have changed its system of classifications after the date hereof, the requirement will be met if the Debt Rating by such Rating Agency is at or above the new rating which most closely corresponds to the specified level under the old rating system.

        "Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

        "Domestic Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

        "Domestic Lending Office" means, as to each Bank, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Agent; provided that any Bank may so designate separate Domestic Lending Offices for its Base Rate Loans, on the one hand, and its CD Loans on the other hand, in which case all references herein to the Domestic Lending Office of such Bank shall be deemed to refer to either or both of such offices, as the context may require.

        "Domestic Loans" means CD Loans or Base Rate Loans or both.

        "Domestic Reserve Percentage" has the meaning set forth in Section 2.07(b).

        "Effective Date" means the date this Agreement becomes effective in accordance with Section 3.01.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

        "ERISA Affiliate" means, with respect to the Borrower or any of its Subsidiaries, at any time, each trade or business (whether or not incorporated) that would, at the time, be treated together with the Borrower or any of its Subsidiaries as a single employer under Section 4001 of ERISA or Section 414(b), (c), (f), (m) or (o) of the Internal Revenue Code.

        "Euro-Dollar Business Day" means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

        "Euro-Dollar Lending Office" means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch or affiliate of such Bank as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Borrower and the Agent.

        "Euro-Dollar Loan" means a Committed Loan to be made by a Bank as a Euro-Dollar Loan in accordance with the applicable Notice of Committed Borrowing and, if applicable, means each Segment of the Term Loan with respect to which the Borrower has selected an interest rate to be determined as for a Euro-Dollar Loan in accordance with the applicable Notice of Term Loan Interest Rate Selection.

        "Euro-Dollar Reserve Percentage" has the meaning set forth in Section 2.07(c).

        "Event of Default" has the meaning set forth in Section 6.01.

        "Extension Date" has the meaning set forth in Section 2.18(a).

        "Federal Funds Rate" means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Agent (in its individual capacity) on such day on such transactions as determined by the Agent.

        "Five-Year Agreement" means the Five-Year Credit Agreement dated as of June 22, 2000, among the Borrower, the banks listed therein, the senior managing agents, managing agents, co-agents, co-documentation agents and syndication agent listed therein, and Bank of America, N.A. as administrative agent, as the same may be amended or restated from time to time in accordance with the terms thereof.

        "Five-Year Commitments" has the meaning of "Commitments" set forth in the Five-Year Agreement.

        "Fixed Rate Loans" means CD Loans or Euro-Dollar Loans or Money Market Loans (excluding Money Market LIBOR Loans bearing interest at the Base Rate pursuant to Section 8.01(a)) or any combination of the foregoing.

        "Group" means the Borrower and its Subsidiaries, taken as a whole.

        "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

        "Income Taxes" means, for any period, the consolidated provision for income taxes of the Borrower and its Consolidated Subsidiaries accrued for such period.

        "Increased Commitment Date" has the meaning set forth in Section 2.17(b).

        "Increasing Bank" has the meaning set forth in Section 2.17(a).

        "Interest Period" means: (1) with respect to each Euro-Dollar Borrowing, the period commencing on the date of such Borrowing and ending one, two, three or six months thereafter, as the Borrower may elect in the applicable Notice of Borrowing; provided that:

          (a)  any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

          (b)  any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro-Dollar Business Day of a calendar month; and

          (c)  any Interest Period (x) commencing prior to the Revolving Credit Termination Date which would otherwise end after the Revolving Credit Termination Date shall (unless the Borrower has elected to convert Revolving Loans Outstandings to Term Loans pursuant to Section 2.18(f)) end on the Revolving Credit Termination Date and (y) with respect to Term Loans only, which would otherwise end after the Term Loan Termination Date, shall end on the Term Loan Termination Date.

        (2)  with respect to each CD Borrowing, the period commencing on the date of such Borrowing and ending 30, 60, 90 or 180 days thereafter, as the Borrower may elect in the applicable Notice of Borrowing; provided that:

          (a)  any Interest Period (other than an Interest Period determined pursuant to clause (b) below) which would otherwise end on a day which is not a Domestic Business Day shall be extended to the next succeeding Domestic Business Day; and

          (b)  any Interest Period (x) commencing prior to the Revolving Credit Termination Date which would otherwise end after the Revolving Credit Termination Date shall (unless the Borrower has elected to convert Revolving Loans Outstandings to Term Loans pursuant to Section 2.18(f)) end on the Revolving Credit Termination Date and (y) with respect to Term Loans only, which would otherwise end after the Term Loan Termination Date, shall end on the Term Loan Termination Date.

        (3)  with respect to each Base Rate Borrowing, the period commencing on the date of such Borrowing and ending 30 days thereafter; provided that:

          (a)  any Interest Period (other than an Interest Period determined pursuant to clause (b) below) which would otherwise end on a day which is not a Domestic Business Day shall be extended to the next succeeding Domestic Business Day; and

          (b)  any Interest Period (x) commencing prior to the Revolving Credit Termination Date which would otherwise end after the Revolving Credit Termination Date shall (unless the Borrower has elected to convert Revolving Loans Outstandings to Term Loans pursuant to Section 2.18(f)) end on the Revolving Credit Termination Date and (y) with respect to Term Loans only, which would otherwise end after the Term Loan Termination Date, shall end on the Term Loan Termination Date.

        (4)  with respect to each Money Market LIBOR Borrowing, the period commencing on the date of such Borrowing and ending such whole number of months thereafter as the Borrower may elect in accordance with Section 2.03; provided that:

          (a)  any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

          (b)  any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro-Dollar Business Day of a calendar month; and

          (c)  any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date.

        (5)  with respect to each Money Market Absolute Rate Borrowing, the period commencing on the date of such Borrowing and ending such number of days thereafter (but not less than 14 days) as the Borrower may elect in accordance with Section 2.03; provided that:

          (a)  any Interest Period which would otherwise end on a day which is not a Domestic Business Day shall be extended to the next succeeding Domestic Business Day; and

          (b)  any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date.

        "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.

        "Investment" means any investment in any Person, whether by means of share purchase, capital contribution, loan, time deposit or otherwise.

        "Level I Status" exists at any date if at such date, the Borrower is at Level I in the chart appearing in the definition of Applicable Margin as a result of its Debt Ratings as determined in accordance with such definition.

        "Level II Status" exists at any date if at such date the Borrower is at Level II in the chart appearing in the definition of Applicable Margin as a result of its Debt Ratings as determined in accordance with such definition.

        "Level III Status" exists at any date if at such date the Borrower is at Level III in the chart appearing in the definition of Applicable Margin as a result of its Debt Ratings as determined in accordance with such definition.

        "Level IV Status" exists at any date if at such date the Borrower is at Level IV in the chart appearing in the definition of Applicable Margin as a result of its Debt Ratings as determined in accordance with such definition.

        "Level V Status" exists at any date if, at such date the Borrower is at Level V in the chart appearing in the definition of Applicable Margin as a result of its Debt Ratings as determined in accordance with such definition.

        "Level VI Status" exists at any date if, at such date, the Borrower is at Level VI in the chart appearing in the definition of Applicable Margin as a result of its Debt Ratings as determined in accordance with such definition.

        "Level VII Status" exists at any date if, at such date, the Borrower is at Level VII in the chart appearing in the definition of Applicable Margin as a result of its Debt Ratings as determined in accordance with such definition.

        "LIBOR Auction" means a solicitation of Money Market Quotes setting forth Money Market Margins based on the London Interbank Offered Rate pursuant to Section 2.03.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

        "Loan" means a Domestic Loan or a Euro-Dollar Loan or a Money Market Loan and "Loans" means Domestic Loans or Euro-Dollar Loans or Money Market Loans or any combination of the foregoing.

        "London Interbank Offered Rate" has the meaning set forth in Section 2.07(c).

        "Managing Agents" means the banks listed on Schedule I hereto, in their capacity as managing agents of the credit facility hereunder.

        "Material Debt" means Debt (other than the Notes) of the Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal amount exceeding $20,000,000.

        "Money Market Absolute Rate" has the meaning set forth in Section 2.03(d).

        "Money Market Absolute Rate Loan" means a loan to be made by a Bank pursuant to an Absolute Rate Auction.

        "Money Market Lending Office" means, as to each Bank, its Domestic Lending Office or such other office, branch or affiliate of such Bank as it may hereafter designate as its Money Market Lending Office by notice to the Borrower and the Agent; provided that any Bank may from time to time by notice to the Borrower and the Agent designate separate Money Market Lending Offices for its Money Market LIBOR Loans, on the one hand, and its Money Market Absolute Rate Loans, on the other hand, in which case all references herein to the Money Market Lending Office of such Bank shall be deemed to refer to either or both of such offices, as the context may require.

        "Money Market LIBOR Loan" means a loan to be made by a Bank pursuant to a LIBOR Auction (including such a loan bearing interest at the Base Rate pursuant to Section 8.01(a)).

        "Money Market Loan" means a Money Market LIBOR Loan or a Money Market Absolute Rate Loan.

        "Money Market Margin" has the meaning set forth in Section 2.03(d).

        "Money Market Quote" means an offer by a Bank to make a Money Market Loan in accordance with Section 2.03.

        "Moody's" means Moody's Investors Service, Inc.

        "Multiemployer Plan" means, at any time, a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which contributions are or have been made by the Borrower or any of its Subsidiaries or any ERISA Affiliate of the Borrower or any of its Subsidiaries.

        "Non-Consenting Bank" has the meaning set forth in Section 2.18(a).

        "Notes" means promissory notes of the Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of the Borrower to repay the Loans and "Note" means any one of such promissory notes issued hereunder.

        "Notice of Borrowing" means a Notice of Committed Borrowing (as defined in Section 2.02) or a Notice of Money Market Borrowing (as defined in Section 2.03(f)).

        "Notice of Term Loan Interest Rate Selection" has the meaning set forth in Section 2.18(f).

        "Parent" means, with respect to any Bank, any Person controlling such Bank.

        "Participant" has the meaning set forth in Section 9.06(b).

        "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

        "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

        "Plan" means any employee benefit plan which (a) is or has been maintained by the Borrower or any of its Subsidiaries or any ERISA Affiliate of any of them, or to which contributions by any such Person are or have been required to be made, (b) is subject to the provisions of Title IV of ERISA and (c) is not a Multiemployer Plan.

        "Plan Event" means (a) the provision of a notice of intent to terminate any Plan under Section 4041 of ERISA, (b) the receipt of any notice by any Plan that the PBGC intends to apply for the appointment of a trustee to administer any Plan, (c) the termination of any Plan, (d) the withdrawal of the Borrower, any of its Subsidiaries or any ERISA Affiliate of any of them from any Plan described in Section 4063 of ERISA that may constitute grounds for the imposition of any liability or lien on the assets of the Borrower or any of its Subsidiaries in excess of $20,000,000, (e) the complete or partial withdrawal of the Borrower or any of its Subsidiaries or any ERISA Affiliate of any of them from any Multiemployer Plan that may constitute grounds for the imposition of any liability or lien on the assets of the Borrower or any of its Subsidiaries in excess of $20,000,000, (f) any other event or condition that would constitute grounds under Section 4042 of ERISA for the termination of or for the appointment of a trustee to administer, any Plan and (g) any other event or condition which under ERISA or the Internal Revenue Code may constitute grounds for the imposition of any liability or lien on the assets of the Borrower or any of its Subsidiaries in excess of $20,000,000 in respect of any Plan or Multiemployer Plan.

        "Prime Rate" means the rate of interest publicly announced from time to time by Bank of America, N.A. as its prime rate.

        "Rating Agency" means S&P or Moody's.

        "Reference Banks" means Bank of America, N.A., Bank One, NA and Citicorp USA, Inc., or the successors thereof, and "Reference Bank" means any one of such Reference Banks.

        "Refunding Borrowing" means (i) a Committed Borrowing which, after application of the proceeds thereof, results in no net increase in the outstanding principal amount of Committed Loans made by any Bank and (ii) the selection of an interest rate for any Segment of the Term Loans for any Interest Period.

        "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

        "Required Banks" means at any time Banks having more than 50% of the aggregate amount of the Commitments or, if the Commitments shall have been terminated, holding Notes evidencing more than 50% of the aggregate unpaid principal amount of the Loans.

        "Revolving Credit Termination Date" means June 16, 2003, or if such date is not a Euro-Dollar Business Day, the next preceding Euro-Dollar Business Day, or such later date as shall be effective pursuant to Section 2.18 hereof.

        "Revolving Loans Outstandings" has the meaning set forth in Section 2.18(f).

        "S&P" means Standard & Poor's Services, a division of The McGraw-Hill Companies, Inc.

        "Segment" means a portion of the Term Loans (or all thereof) with respect to which a particular interest rate is (or is proposed to be) applicable during an identical Interest Period commencing at any time on or after the Revolving Credit Termination Date.

        "Senior Managing Agents" means the banks listed on Schedule 1 hereto, in their capacity as senior managing agents of the credit facility hereunder.

        "Significant Subsidiary" means a "Significant Subsidiary" of the Borrower, as such term is defined in Regulation S-X promulgated by the Securities and Exchange Commission.

        "Status" means, at any date, whichever of Level I Status, Level II Status, Level III Status, Level IV Status, Level V Status, Level VI Status or Level VII Status exists at such date.

        "Subsidiary" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.

        "Term Loans" has the meaning set forth in Section 2.18(f).

        "Term Loan Period" means the period, if the Borrower has opted to convert Revolving Loans Outstandings to the Term Loans pursuant to Section 2.18(f), from the Revolving Credit Termination Date to the Term Loan Termination Date.

        "Term Loan Termination Date" means, if the Borrower has elected to convert Revolving Loans Outstandings into Term Loans pursuant to Section 2.18(f), the date that is 364 days after the Revolving Credit Termination Date.

        "Termination Date" means the later to occur of the Revolving Credit Termination Date and the Term Loan Termination Date.

        "Total Capitalization" means, at any date, the sum (without duplication) of (i) the consolidated stockholders' equity of the Borrower and its Consolidated Subsidiaries plus (ii) the net amount of Convertible Preferred Stock as reflected in the consolidated statements of financial position of the Borrower and its Consolidated Subsidiaries plus (iii) Total Finance Liabilities, all determined as of such date.

        "Total Finance Liabilities" means, at any date, the sum of (i) all Debt of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis as of such date plus (ii) the Consolidated Operating Lease Amount at such date.

        "Usage" means (i) at any date prior to the Revolving Credit Termination Date, the percentage equivalent of a fraction (A) the numerator of which is the aggregate outstanding principal amount of the Loans at such date, after giving effect to any borrowing or payment on such date, and (B) the denominator of which is the aggregate amount of the Commitments at such date, and (ii) at any date during the Term Loan Period, the percentage equivalent of a fraction (x) the numerator of which is the aggregate outstanding principal amount of Term Loans at such date, after giving effect to any payments on such date, and (y) the denominator of which is the aggregate amount of Commitments on the date immediately preceding the Revolving Credit Termination Date. If for any reason any Loans remain outstanding after termination of the Commitments, the Usage for each date on or after the date of such termination shall be deemed to be greater than 33%.

        "Voting Stock" means capital stock of any class or classes (however designated) having voting power for the election of directors of the Borrower, other than stock having such power only by reason of the happening of a contingency.

        Section 1.02    Accounting Terms and Determinations.     Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower's independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Banks; provided that, if the Borrower notifies the Agent that the Borrower wishes to amend any covenant in Article 5 to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Agent notifies the Borrower that the Required Banks wish to amend Article 5 for such purpose), then the Borrower's compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Banks.

ARTICLE 2.
THE CREDITS

        Section 2.01    Commitments to Lend.     Each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make loans to the Borrower pursuant to this Section from time to time prior to the Revolving Credit Termination Date in amounts such that the aggregate principal amount of Committed Loans by such Bank at any one time outstanding shall not exceed the amount of its Commitment. Each Borrowing under this Section shall be in an aggregate principal amount of $25,000,000 or any larger multiple of $5,000,000 (except that any such Borrowing may be in the aggregate amount available in accordance with Section 3.02(b)) and shall be made from the several Banks ratably in proportion to their respective Commitments. Within the foregoing limits, the Borrower may borrow under this Section, repay, or to the extent permitted by Section 2.11, prepay Loans and reborrow at any time prior to the Revolving Credit Termination Date under this Section. Additional advances shall not be available during the Term Loan Period.

        Section 2.02    Notice of Committed Borrowings.     The Borrower shall give the Agent notice (a "Notice of Committed Borrowing") not later than 10:00 AM. (New York City time) on (x) the date of each Base Rate Borrowing, (y) the second Domestic Business Day before each CD Borrowing and (z) the third Euro-Dollar Business Day before each Euro-Dollar Borrowing, specifying:

          (a)  the date of such Borrowing, which shall be a Domestic Business Day in the case of a Domestic Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing;

          (b)  the aggregate amount of such Borrowing;

          (c)  whether the Loans comprising such Borrowing are to be CD Loans, Base Rate Loans or Euro-Dollar Loans; and

          (d)  in the case of a Fixed Rate Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

        Section 2.03    Money Market Borrowings.

          (a)  The Money Market Option. In addition to Committed Borrowings pursuant to Section 2.01, the Borrower may, as set forth in this Section, request the Banks to make offers to make, prior to the Revolving Credit Termination Date only, Money Market Loans to the Borrower. The Banks may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section. No Money Market Loan shall be deemed to be a use or reduction of the Commitment of any Bank, including the Bank making such Money Market Loan. Notwithstanding the foregoing, while any Money Market Loan is outstanding, the availability of Committed Loans under this Agreement shall be reduced dollar-for-dollar by an amount equal to the outstanding principal amount of such Money Market Loan. Money Market Loans shall not be available or outstanding at any time during the Term Loan Period.

          (b)  Money Market Quote Request. When the Borrower wishes to request offers to make Money Market Loans under this Section, it shall transmit to the Agent by facsimile transmission a Money Market Quote Request substantially in the form of Exhibit B hereto so as to be received no later than 10:00 A.M. (New York City time) on (x) the fifth Euro-Dollar Business Day prior to the date of Borrowing proposed therein, in the case of a LIBOR Auction, or (y) the Domestic Business Day next preceding the date of Borrowing proposed therein, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Money Market Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective) specifying:

            (i)    the proposed date of Borrowing, which shall be a Euro-Dollar Business Day in the case of a LIBOR Auction or a Domestic Business Day in the case of an Absolute Rate Auction;

            (ii)  the aggregate amount of such Borrowing, which shall be $25,000,000 or a larger multiple of $5,000,000 and which shall not exceed the aggregate amount available in accordance with Section 3.02(b);

            (iii)  the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period; and

            (iv)  whether the Money Market Quotes requested are to set forth a Money Market Margin or a Money Market Absolute Rate.

        The Borrower may request offers to make Money Market Loans for more than one Interest Period in a single Money Market Quote Request. No Money Market Quote Request shall be given within five Euro-Dollar Business Days (or such other number of days as the Borrower and the Agent may agree) of any other Money Market Quote Request.

          (c)  Invitation for Money Market Quotes. Promptly upon receipt of a Money Market Quote Request, the Agent shall send to the Banks by facsimile transmission an Invitation for Money Market Quotes substantially in the form of Exhibit C hereto, which shall constitute an invitation by the Borrower to each Bank to submit Money Market Quotes offering to make the Money Market Loans to which such Money Market Quote Request relates in accordance with this Section.

          (d)  Submission and Contents of Money Market Quotes.

            (i)    Each Bank may submit a Money Market Quote containing an offer or offers to make Money Market Loans in response to any Invitation for Money Market Quotes. Each Money Market Quote must comply with the requirements of this subsection (d) and must be submitted to the Agent by facsimile transmission at its offices specified in or pursuant to Section 9.01 not later than (x) 2:00 P.M. (New York City time) on the fourth Euro-Dollar Business Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction or (y) 9:15 A.M. (New York City time) on the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Money Market Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective); provided that Money Market Quotes submitted by the Agent (or any affiliate of the Agent) in the capacity of a Bank may be submitted, and may only be submitted, if the Agent or such affiliate notifies the Borrower of the terms of the offer or offers contained therein not later than (x) 1:00 P.M. (New York City time) on the fourth Euro-Dollar Business Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction or (y) 9:00 A.M. (New York City time) on the proposed date of Borrowing, in the case of an Absolute Rate Auction. Subject to Articles 3 and 6, any Money Market Quote so made shall be irrevocable except with the written consent of the Agent given on the instructions of the Borrower.

            (ii)  Each Money Market Quote shall be in substantially the form of Exhibit D hereto and shall in any case specify:

              (A)  the proposed date of Borrowing;

              (B)  the principal amount of the Money Market Loan for which each such offer is being made, which principal amount (w) may be greater than or less than the Commitment of the quoting Bank, (x) must be $5,000,000 or a larger multiple of $l,000,000, (y) may not exceed the principal amount of Money Market Loans for which offers were requested and (z) may be subject to an aggregate limitation as to the principal amount of Money Market Loans for which offers being made by such quoting Bank may be accepted;

              (C)  in the case of a LIBOR Auction, the margin above or below the applicable London Interbank Offered Rate (the "Money Market Margin") offered for each such Money Market Loan, expressed as a percentage (specified to the nearest 1/10,000th of 1%) to be added to or subtracted from such base rate;

              (D)  in the case of an Absolute Rate Auction, the rate of interest per annum (specified to the nearest 1/10,000th of 1%) (the "Money Market Absolute Rate") offered for each such Money Market Loan; and

              (E)  the identity of the quoting Bank.

          A Money Market Quote may set forth up to five separate offers by the quoting Bank with respect to each Interest Period specified in the related Invitation for Money Market Quotes.

            (iii)  Any Money Market Quote shall be disregarded if it:

              (A)  is not substantially in conformity with Exhibit D hereto or does not specify all of the information required by subsection (d)(ii);

              (B)  contains qualifying, conditional or similar language;

              (C)  proposes terms other than or in addition to those set forth in the applicable Invitation for Money Market Quotes; or

              (D)  arrives after the time set forth in subsection (d)(i).

          (e)  Notice to Borrower. The Agent shall promptly notify the Borrower of the terms (x) of any Money Market Quote submitted by a Bank that is in accordance with subsection (d) and (y) of any Money Market Quote that amends, modifies or is otherwise inconsistent with a previous Money Market Quote submitted by such Bank with respect to the same Money Market Quote Request. Any such subsequent Money Market Quote shall be disregarded by the Agent unless such subsequent Money Market Quote is submitted solely to correct a manifest error in such former Money Market Quote. The Agent's notice to the Borrower shall specify (A) the aggregate principal amount of Money Market Loans for which offers have been received for each Interest Period specified in the related Money Market Quote Request, (B) the respective principal amounts and Money Market Margins or Money Market Absolute Rates, as the case may be, so offered and (C) if applicable, limitations on the aggregate principal amount of Money Market Loans for which offers in any single Money Market Quote may be accepted.

          (f)    Acceptance and Notice by Borrower. Not later than 10:00 A.M. (New York City time) on (x) the third Euro-Dollar Business Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction or (y) the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Money Market Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective), the Borrower shall notify the Agent of its acceptance or non-acceptance of the offers so notified to it pursuant to subsection (e). In the case of acceptance, such notice (a "Notice of Money Market Borrowing") shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The Borrower may accept any Money Market Quote in whole or in part; provided that:

            (i)    the aggregate principal amount of each Money Market Borrowing may not exceed the applicable amount set forth in the related Money Market Quote Request;

            (ii)  the principal amount of each Money Market Borrowing must be $25,000,000 or a larger multiple of $5,000,000;

            (iii)  acceptance of offers may only be made on the basis of ascending Money Market Margins or Money Market Absolute Rates, as the case may be; and

            (iv)  the Borrower may not accept any offer that is described in subsection (d)(iii) or that otherwise fails to comply with the requirements of this Agreement.

          (g)  Allocation by Agent. If offers are made by two or more Banks with the same Money Market Margins or Money Market Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which such offers are accepted for the related Interest Period, the principal amount of Money Market Loans in respect of which such offers are accepted shall be allocated by the Agent among such Banks as nearly as possible (in multiples of $1,000,000, as the Agent may deem appropriate) in proportion to the aggregate principal amounts of such offers. Determinations by the Agent of the amounts of Money Market Loans shall be conclusive in the absence of manifest error.

        Section 2.04    Notice to Banks; Funding of Loans.

          (a)  Upon receipt of a Notice of Borrowing or, if applicable, a Notice of Term Loan Interest Rate Selection, the Agent shall promptly notify each Bank of the contents thereof and of such Bank's share (if any) of such Borrowing and such Notice of Borrowing or Notice of Term Loan Interest Rate Selection, respectively, shall not thereafter be revocable by the Borrower.

          (b)  Except with respect to a Segment of the Term Loan, not later than 12:00 Noon (New York City time) on the date of each Borrowing, each Bank participating therein shall (except as provided in subsection (c) of this Section 2.04) make available its share of such Borrowing, in Federal or other funds immediately available in San Francisco, California, to the Agent at its address referred to in Section 9.01. Unless the Agent determines that any applicable condition specified in Article 3 has not been satisfied, the Agent will make the funds so received from the Banks available to the Borrower at the Agent's aforesaid address.

          (c)  Except with respect to a Term Loan, if any Bank makes a new Loan hereunder on a day on which the Borrower is to repay all or any part of an outstanding Loan from such Bank, such Bank shall apply the proceeds of its new Loan to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be made available by such Bank to the Agent as provided in subsection (b), or remitted by the Borrower to the Agent as provided in Section 2.12, as the case may be.

          (d)  Unless the Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to the Agent such Bank's share of such Borrowing, the Agent may assume that such Bank has made such share available to the Agent on the date of such Borrowing in accordance with subsections (b) and (c) of this Section 2.04 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Agent, such Bank and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, a rate per annum equal to the higher of the Federal Funds Rate or the interest rate applicable thereto pursuant to Section 2.07 and (ii) in the case of such Bank, the Federal Funds Rate. If such Bank shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Bank's Loan included in such Borrowing for purposes of this Agreement. The failure of any Bank to make available its share of any Borrowing shall not relieve any other Bank of its corresponding obligation to do so on the date when due, and no Bank shall be responsible for the failure of any other Bank to so make its share available.

        Section 2.05    Notes.

          (a)  Each Bank's Loans shall be evidenced by a single Note payable to the order of such Bank for the account of its Applicable Lending Office in an amount equal to the aggregate unpaid principal amount of such Bank's Loans.

          (b)  Each Bank may, by notice to the Borrower and the Agent, request that its Loans of a particular type be evidenced by a separate Note in an amount equal to the aggregate unpaid principal amount of such Loans. Each such Note shall be in substantially the form of Exhibit A hereto with appropriate modifications to reflect the fact that it evidences solely Loans of the relevant type. Each reference in this Agreement to the "Note" of such Bank shall be deemed to refer to and include any or all of such Notes, as the context may require.

          (c)  Upon receipt of each Bank's Note pursuant to Section 3.01(b), the Agent shall forward such Note to such Bank. Each Bank shall record the date, amount and maturity of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and may, if such Bank so elects in connection with any transfer or enforcement of its Note, endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of any Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Notes. Each Bank is hereby irrevocably authorized by the Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.

        Section 2.06    Maturity of Loans.     Each Loan (other than a Term Loan) included in any Borrowing shall mature, and the principal amount thereof shall be due and payable, on the last day of the Interest Period applicable to such Borrowing.

        Section 2.07    Interest Rates.

          (a)  Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the Base Rate for such day. Such interest shall be payable for each Interest Period on the last day thereof. Any overdue principal of or interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate otherwise applicable to Base Rate Loans for such day.

          (b)  Each CD Loan shall bear interest on the outstanding principal amount thereof, for each day during the Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin for such day plus the Adjusted CD Rate for such Interest Period; provided that if any CD Loan shall, as a result of clause (2)(b) of the definition of Interest Period, have an Interest Period of less than 30 days, such Loan shall bear interest during such Interest Period at the rate applicable to Base Rate Loans during such period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than 90 days, at intervals of 90 days after the first day thereof. Any overdue principal of or interest on any CD Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the higher of (i) the sum of the Applicable Margin for such day plus the Adjusted CD Rate applicable to such Loan and (ii) the rate applicable to Base Rate Loans for such day.

        The "Adjusted CD Rate" applicable to any Interest Period means a rate per annum determined pursuant to the following formula:

[CDBR]*
ACDR =	----------------- + AR
[1.00-DRP]
ACDR =	Adjusted CD Rate
CDBR =	CD Base Rate
DRP =	Domestic Reserve Percentage
AR =	Assessment Rate

* The amount in brackets being rounded upward, if necessary, to the next higher 1/100 of 1%

          The "CD Base Rate" applicable to any Interest Period is the rate of interest determined by the Agent to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the prevailing rates per annum bid at 10:00 A.M. (New York City time) (or as soon thereafter as practicable) on the first day of such Interest Period by two or more New York certificate of deposit dealers of recognized standing for the purchase at face value from each Reference Bank of its certificates of deposit in an amount comparable to the principal amount of the CD Loan of such Reference Bank to which such Interest Period applies and having a maturity comparable to such Interest Period.

          "Domestic Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of new non-personal time deposits in dollars in New York City having a maturity comparable to the related Interest Period and in an amount of $100,000 or more. The Adjusted CD Rate shall be adjusted automatically on and as of the effective date of any change in the Domestic Reserve Percentage.

          "Assessment Rate" means for any day the annual assessment rate in effect on such day which is payable by a member of the Bank Insurance Fund classified as adequately capitalized and within supervisory subgroup "A" (or a comparable successor assessment risk classification) within the meaning of 12 C.F.R. § 327.4(a) (or any successor provision) to the Federal Deposit Insurance Corporation (or any successor) for such Corporation's (or such successor's) insuring time deposits, at offices of such institution in the United States. The Adjusted CD Rate shall be adjusted automatically on and as of the effective date of any change in the Assessment Rate.

          (c)  Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each day during the Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin for such day plus the Adjusted London Interbank Offered Rate for such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

          The "Adjusted London Interbank Offered Rate" applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded upward, if necessary, to the next higher 1/100 of 1%) by dividing (i) the applicable London Interbank Offered Rate by (ii) 1.00 minus the Euro-Dollar Reserve Percentage.

          The "London Interbank Offered Rate" applicable to any Interest Period means the rate per annum (rounded upward to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at approximately 11:00 A.M. (London time) two Euro-Dollar Business Days before the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term "London Interbank Offered Rate" shall mean the rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in U.S. dollars at approximately 11:00 A.M. (London time) two Euro-Dollar Business Days before the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upward, if necessary, to the nearest 1/100 of 1%).

          "Euro-Dollar Reserve Percentage" means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Bank, under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"). The applicable interest rate for each outstanding Euro-Dollar Loan shall be adjusted automatically as of the effective date of any change in the Euro-Dollar Reserve Percentage.

          (d)  Any overdue principal of or interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the sum of 2% plus the higher of (i) the sum of the Applicable Margin for such day plus the Adjusted London Interbank Offered Rate applicable to such Loan or (ii) the sum of the Applicable Margin for such day plus the Adjusted London Interbank Offered Rate as of such day applicable to such Loan amount for a presumed one-month Interest Period (or if such amount due remains unpaid more than three Euro-Dollar Business Days, then for a presumed six-month Interest Period), or, if the circumstances described in clause (a) or (b) of Section 8.01 shall exist, at a rate per annum equal to the sum of 2% plus the rate applicable to Base Rate Loans for such day.

          (e)  Subject to Section 8.01(a), each Money Market LIBOR Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the London Interbank Offered Rate for such Interest Period (determined in accordance with Section 2.07(c) as if the related Money Market LIBOR Borrowing were a Committed Euro-Dollar Borrowing) plus (or minus) the Money Market Margin quoted by the Bank making such Loan in accordance with Section 2.03. Each Money Market Absolute Rate Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the Money Market Absolute Rate quoted by the Bank making such Loan in accordance with Section 2.03. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof. Any overdue principal of or interest on any Money Market Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Base Rate for such day.

          (f)    The Agent shall determine each interest rate applicable to the Loans hereunder. The Agent shall give prompt notice to the Borrower and the participating Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

          (g)  Each Reference Bank agrees to use its best efforts to furnish quotations to the Agent as contemplated by this Section. If any Reference Bank does not furnish a timely quotation, the Agent shall determined the relevant interest rate on the basis of the quotation or quotations furnished by the remaining Reference Bank or Banks or, if none of such quotations is available on a timely basis, the provisions of Section 8.01 shall apply.

          (h)  The "Applicable Margin" with respect to any Euro-Dollar Loan or CD Loan at any date is the applicable percentage amount set forth below in the applicable column, which shall be (i) determined based upon the Debt Rating as specified below and (ii) applicable to all Euro-Dollar Loans and CD Loans existing on and after the first date a specific Debt Rating is effective (the "Debt Rating Date") and continuing until, but not including, the immediate next Debt Rating Date:

Level	Debt Rating	Applicable Margin if Usage < 33%	Applicable Margin if Usage > 33%
I	Greater than or equal to AA- by S&P or Aa3 by Moody's	0.210%	0.310%
II	A+ by S&P or A1 by Moody's	0.250%	0.350%
III	A by S&P or A2 by Moody's	0.265%	0.365%
IV	A- by S&P or A3 by Moody's	0.330%	0.430%
V	BBB+ by S&P or Baa1 by Moody's	0.400%	0.525%
VI	BBB by S&P or Baa2 by Moody's	0.500%	0.625%
VII	Equal to or less than BBB- by S&P or Baa3 by Moody's	0.600%	0.850%

          In the event that the Debt Ratings assigned by S&P and Moody's differ, the Applicable Margin shall be determined by reference to the rating level having the higher Debt Rating without regard to the lower Debt Rating. The final Debt Rating level by which the Applicable Margin is determined is referred to herein as a "Level".

          In the event that either S&P or Moody's (but not both) shall not make a Debt Rating, the above calculations shall be made based on (i) the rating provided by S&P or Moody's, whichever shall then maintain a current Debt Rating, and (ii) the Debt Rating provided by a nationally recognized securities rating agency selected by the Borrower and approved by the Agent, which shall be substituted for either S&P or Moody's, as the case may be (the "Alternative Rating Agency"), and the Alternative Rating Agency's equivalent rating levels shall be substituted for the Debt Rating levels of either S&P or Moody's, whichever shall no longer then make the applicable Debt Rating.

        Section 2.08    Facility Fees.

          (a)  The Borrower shall pay to the Agent for the account of the Banks ratably in proportion to their respective Commitments a facility fee at the Facility Fee Rate. Such facility fee shall accrue (i) from and including the date hereof to but excluding the Termination Date, on the daily aggregate amount of the Commitments (whether used or unused) and (ii) from and including the Revolving Credit Termination Date or, if applicable, the Term Loan Termination Date, to but excluding the date the Loans (including, if the same shall be outstanding, the Term Loan) shall be repaid in their entirety, on the daily aggregate outstanding principal amount of the Loans.

          (b)  "Facility Fee Rate" means, at any date, a rate per annum equal to (i) 0.04%, if Level I Status exists at such date, (ii) 0.05%, if Level II Status exists at such date, (iii) 0.06%, if Level III Status exists at such date, (iv) 0.07%, if Level IV Status exists at such date, (v) 0.10% if Level V Status exists at such date, (vi) 0.125% if Level VI Status exists at such date, and (vii) 0.150% if Level VII Status exists at such date.

          (c)  Accrued fees under this Section shall be payable quarterly on each September 1, December 1, March 1 and June 1 and upon the Termination Date (and, if later, the date the Loans shall be repaid in their entirety).

        Section 2.09    Optional Termination or Reduction of Commitments.     The Borrower may, upon at least three Domestic Business Days' notice to the Agent, (i) terminate the Commitments at any time, if no Loans are outstanding at such time or (ii) ratably reduce from time to time by an aggregate amount of $25,000,000 or any larger multiple of $5,000,000, the aggregate amount of the Commitments in excess of the aggregate outstanding principal amount of the Loans.

        Section 2.10    Mandatory Termination of Commitments.     The Commitments shall terminate on the Termination Date, and any Loans then outstanding (together with accrued interest thereon) shall be due and payable on such date.

        Section 2.11    Optional Prepayments.

          (a)  The Borrower may, upon at least one Domestic Business Day's notice to the Agent, prepay any Base Rate Borrowing (or any Money Market Borrowing bearing interest at the Base Rate pursuant to Section 8.01(a)) in whole at any time, or from time to time in part in amounts aggregating $25,000,000 or any larger multiple of $5,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Banks included in such Borrowing.

          (b)  Except as provided in Section 8.02, the Borrower may not prepay all or any portion of the principal amount of any Fixed Rate Loan prior to the maturity thereof.

          (c)  Upon receipt of a notice of prepayment pursuant to this Section, the Agent shall promptly notify each Bank of the contents thereof and of such Bank's ratable share (if any) of such prepayment and such notice shall not thereafter be revocable by the Borrower.

        Section 2.12    General Provisions as to Payments.

          (a)  The Borrower shall make each payment of principal of and interest on, the Loans and of fees hereunder, not later than 12:00 Noon (New York City time) on the date when due, in Federal or other funds immediately available in San Francisco, California, without set-off, deduction, recoupment or counterclaim, to the Agent at its address referred to in Section 9.01. The Agent will promptly distribute to each Bank its ratable share of each such payment received by the Agent for the account of the Banks. Whenever any payment of principal of, or interest on, the Domestic Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day unless such Domestic Business Day occurs after the Termination Date, in which case the date for payment thereof shall be the next preceding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month or occurs after the Termination Date, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. Whenever any payment of principal of or interest on, the Money Market Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month or occurs after the Termination Date, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

          (b)  Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder or that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that the Borrower shall not have so made such payment, each Bank shall repay to the Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent, at the Federal Funds Rate.

        Section 2.13    Funding Losses.     If the Borrower makes any payment of principal with respect to any Fixed Rate Loan (pursuant to Section 2.16, Article 6 or 8 or otherwise) on any day other than the last day of the Interest Period applicable thereto, or the last day of an applicable period fixed pursuant to Section 2.07(d), or if the Borrower fails to borrow any Fixed Rate Loans after notice has been given to any Bank in accordance with Section 2.04(a), or if any Bank shall be required to assign to any other Bank any portion of a Committed Loan pursuant to Section 2.17(b), the Borrower shall reimburse each Bank within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or failure to borrow, provided that such Bank shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

        Section 2.14    Computation of Interest and Fees.     Interest based on the Prime Rate hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

        Section 2.15    Withholding Tax Exemption.

        At least five Domestic Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Bank, each Bank that is not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to each of the Borrower and the Agent two duly completed copies of United States Internal Revenue Service Form W-8 (including Form W-8BEN or W-8EC1), certifying in either case that such Bank is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes. Each Bank which so delivers a Form W-8BEN or W-8EC1 further undertakes to deliver to each of the Borrower and the Agent two additional copies of such form (or a successor form) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Agent, in each case certifying that such Bank is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Bank from duly completing and delivering any such form with respect to it and such Bank advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

        Section 2.16    Change of Control.     If a Change of Control shall occur (i) the Borrower will, within ten days after the occurrence thereof, give each Bank notice thereof and shall describe in reasonable detail the facts and circumstances giving rise thereto and (ii) each Bank may, by three Domestic Business Days' notice to the Borrower and the Agent given not later than 60 days after receipt of such notice of Change of Control, terminate its Commitment, which shall thereupon be terminated, and declare the Notes held by it (together with accrued interest thereon) and any other amounts payable hereunder for its account to be, and such Notes and such other amounts (including, without limitation, amounts payable under Section 2.13) shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. For the purpose of this Section, a "Change of Control" shall occur if (i) a majority of the directors of the Borrower shall be Persons other than Persons (x) for whose election proxies shall have been solicited by the Board of Directors of the Borrower or (y) who are then serving as directors appointed by the Board of Directors to fill vacancies on the Board of Directors caused by death or resignation (but not by removal) or to fill newly-created directorships or (ii) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 50% or more in voting power of the outstanding Voting Stock.

        Section 2.17    Increase in Combined Commitments.

          (a)  The Borrower shall have the right, without the consent of the Banks, subject to the terms of this Section 2.17, to effectuate from time to time, at any time prior to the then effective Revolving Credit Termination Date, an increase in the combined Commitments under this Agreement by adding to this Agreement one or more other banks or other financial institutions acceptable to the Agent and the Borrower and qualifying as an Assignee hereunder, who shall, upon completion of the requirements of this Section 2.17 constitute "Banks" hereunder (an "Added Bank"), or by allowing one or more Banks in their sole discretion to increase their respective Commitments hereunder (each an "Increasing Bank"), so that such added and increased Commitments shall equal the increase in Commitments effectuated pursuant to this Section 2.17; provided that (i) there shall not be any increased Commitment or any added Commitment, unless the aggregate increase or addition to be effected is at least $25,000,000, (ii) no increase in or added Commitments pursuant to this Section 2.17 shall result in combined Commitments exceeding $1,200,000,000 or shall result in the aggregate of the combined Commitments plus all Five-Year Commitments exceeding $2,000,000,000, (iii) no Bank's Commitment shall be increased under this Section 2.17 without the consent of such Bank, (iv) each increase in Commitments hereunder shall occur simultaneously with an increase, if any, in the Five-Year Commitments in accordance with the terms thereof, (v) there shall not exist any Default or Event of Default immediately prior to and immediately after giving effect to such increased or added Commitment, (vi) there shall not have been (x) any ratable reduction of Commitments pursuant to Section 2.09 or (y) any ratable reduction of the Five-Year Commitments under Section 2.09 of the Five-Year Agreement, and (vii) the total increases in Commitments hereunder and in the Five-Year Commitments, if any, do not need to be ratable, and the increase by any Increasing Bank in its Commitment hereunder and its increase, if any, in its Five-Year Commitment does not need to be equivalent, nor does the Commitment hereunder of an Added Bank need to be equivalent to its Five-Year Commitment, if any. The Borrower shall deliver or pay, as applicable, to the Agent not later than ten (10) Domestic Business Days prior to any such increase in Commitments each of the following items with respect to each Added Bank and Increasing Bank:

            (i)    a written notice of Borrower's intention to increase the combined Commitments pursuant to this Section 2.17, which shall specify each Added Bank and Increasing Bank, if any, the changes in amounts of Commitments that will result, and such other information as is reasonably requested by the Agent;

            (ii)  documents in the form of Exhibit E or Exhibit F, as may be required by the Agent, executed and delivered by each Added Bank and each Increasing Bank, pursuant to which it becomes a party hereto or increases its Commitment, as the case may be;

            (iii)  if requested by the applicable Bank, Notes or replacement Notes, as the case may be, executed and delivered by Borrower; and

            (iv)  a non-refundable processing fee of $3,500 with respect to each Added Bank or Increasing Bank for the sole account of the Agent.

          (b)  Upon receipt of any notice referred to in clause (a)(i) above, the Agent shall promptly notify each Bank thereof. Upon execution and delivery of such documents and the payment of such fee (the "Increased Commitment Date"), each such Added Bank shall constitute a "Bank" for all purposes under this Agreement and related documents without any acknowledgment by or the consent of the other Banks, with a Commitment as specified in such documents, or such Bank's Commitment shall increase as specified in such documents, as the case may be. Immediately upon the effectiveness of the addition of such Added Bank or the increase in the Commitment of such Increasing Bank under this Section 2.17, (i) the respective pro rata shares of the Banks shall be deemed modified as appropriate to correspond to such changed combined Commitments, and (ii) if there are at such time outstanding any Committed Loans, each Bank whose pro rata share has been decreased as a result of the increase in the combined Commitments shall be deemed to have assigned, without recourse, to each Added Bank and Increasing Bank such portion of such Bank's Committed Loans as shall be necessary to effectuate such adjustment in pro rata shares. Each Increasing Bank and Added Bank (i) shall be deemed to have assumed such portion of such Committed Loans and (ii) shall fund to each other Bank on the Increased Commitment Date the amount of Committed Loans assigned by it to such Bank. Borrower agrees to pay to the Banks on demand any and all amounts to the extent payable pursuant to Section 2.13 as a result of any such prepayment of Committed Loans occasioned by the foregoing increase in Commitments and the reallocation of the pro rata shares.

          (c)  This section shall supercede any provisions in Section 9.06(b) to the contrary.

        Section 2.18    Extension and Term Loan Option.

          (a)  With the consent of the Banks (the "Consenting Banks") having seventy-five percent (75%) or more of the total Commitments of all Banks (any Bank not so consenting being referred to as a "Non-Consenting Bank"), at the initial Revolving Credit Termination Date and each date thereafter, if any, to which the Revolving Credit Termination Date has previously been extended pursuant to this Section 2.18 (the "Extension Date"), the Borrower can elect to extend the Revolving Credit Termination Date for an additional period of 364 days commencing on such Extension Date; provided, however, that in no event shall the Revolving Credit Termination Date be extended beyond the fourth anniversary of the Effective Date.

          (b)  The Borrower shall notify the Banks of its request for such an extension by delivering to the Agent notice of such request signed by an authorized representative of the Borrower not more than sixty (60) days nor less than forty-five (45) days prior to the applicable Extension Date. Notice of receipt of such request shall be provided by the Agent to the Banks. The Banks shall notify the Agent of their decisions not later than thirty (30) days prior to the applicable Extension Date. The Agent shall notify the Borrower in writing not later than thirty (30) days nor more than forty-five (45) days prior to the applicable Extension Date of the decision of the Banks. Failure by any Bank to respond to a request for an extension shall constitute a refusal of such Bank to give its consent to such extension. Failure by the Agent to give such notice to the Borrower as a result of not receiving the consent of Banks having seventy-five percent (75%) or more of the total Commitments of all Banks to such extension shall constitute refusal by the Banks to extend the Revolving Credit Termination Date.

          (c)  If less than all of the Banks consent to any such request which has been approved pursuant to subsection (a) of this Section 2.18, the Borrower shall either (i) arrange not less than five (5) days prior to the Revolving Credit Termination Date for one or more Consenting Banks, or for one or more other banks or financial institutions acceptable to the Agent and qualifying as an Assignee hereunder (any of the foregoing referred to as an "Assuming Bank"), as of the Extension Date to effect an assignment of all of the Commitment of the Non-Consenting Bank(s) or (ii) pay off all amounts outstanding under the Loans, all interest accrued thereon, and all fees and other amounts under this Agreement owing to such Non-Consenting Bank(s). The Borrower shall deliver written notice to the Agent and each Consenting Bank of such arrangement with any Assuming Bank not less than five (5) days prior to the Revolving Credit Termination Date.

          (d)  On each Extension Date, each Assuming Bank shall constitute a "Bank" for all purposes under this Agreement and related documents without any acknowledgment by or the consent of the other Banks; provided, however, that the Agent shall have received not less than three (3) days prior to such Extension Date an Assignment and Assumption Agreement, effective as of such Extension Date, from each Assuming Bank duly executed by such Assuming Bank and the applicable Non-Consenting Bank. The aggregate amount of the Commitments on the Extension Date shall be equal to the sum, without duplication, of the Commitments of each Assuming Bank and each Consenting Bank.

          (e)  If on any Extension Date the Borrower has not so elected to extend the Revolving Credit Termination Date then in effect, or if Consenting Banks with seventy-five percent (75%) or more of the total Commitments of all Banks have not consented to such extension, then as of such Revolving Credit Termination Date, except as provided otherwise herein, and subject to the Borrower's compliance with the terms of, Section 2.18(f) below, (i) the Commitments shall be reduced to zero, and (ii) all amounts outstanding under the Loans, all interest accrued thereon, and all fees and other amounts owing to any Bank hereunder shall be due and payable in full.

          (f)    If the Borrower does not so elect to extend the Revolving Credit Termination Date then in effect, or if Consenting Banks with seventy-five percent (75%) or more of the total Commitments of all Banks have not consented to such extension, then upon written notice to the Agent delivered not more than sixty (60) days nor less than fifteen (15) days prior to such Revolving Credit Termination Date, the Borrower can elect to convert any or all of the aggregate principal amount outstanding of Loans as of the Revolving Credit Termination Date ("Revolving Loans Outstandings") into term loans on the Revolving Credit Termination Date of like amounts payable to the order of the Banks, to mature and be repaid on the Term Loan Termination Date, in the original principal amount equal to such Revolving Loans Outstandings. Revolving Loans Outstandings so converted by the Borrower in accordance with this Section 2.18 shall be referred to as the "Term Loans." The aggregate amount of the Commitments shall be permanently reduced on the Revolving Credit Termination Date to an amount equal to the aggregate principal amount of the Term Loans on such date and shall continue for all purposes of this Agreement until the Term Loan Termination Date, but after the Revolving Credit Termination Date shall no longer be available for any further advances of Loans. The Term Loans may be comprised of Base Rate Loans, Euro-Dollar Loans or CD Loans as the Borrower may elect in accordance with the provisions of this Article 2; provided, however, each notice given to elect an interest rate or rates and Interest Periods for Term Loans shall be given in accordance with the provisions for the giving of Notices of Committed Borrowings under Sections 2.02 and 2.04, but all references therein to the amount or date of such Borrowings shall be deemed to refer, respectively, solely to Segments then outstanding and to the date of conversion, rather than repayment and reborrowing, of Loans from having one interest rate to having another interest rate or the continuation, rather than repayment and reborrowing, of Loans having the same interest rate from one Interest Period to a succeeding Interest Period, as applicable (each such notice in reference to Term Loans being sometimes referred to herein as a "Notice of Term Loan Interest Rate Selection"). The Term Loans shall bear interest on the same terms as the Loans prior to the conversion to Term Loans until the end of the Interest Period which commenced prior to the Revolving Credit Termination Date and shall accrue interest at all times thereafter until the Term Loan Termination Date at the Base Rate plus 0.25% per annum as to Base Rate Loans and, with respect to Euro-Dollar Loans or CD Loans, at a premium of 0.25% to the then Applicable Margin; Money Market Loans so converted into Term Loans shall bear interest as Base Rate Loans until the Borrower delivers a Notice of Term Loan Interest Rate Selection selecting an interest rate for such Term Loan as a Fixed Rate Loan. Amounts repaid or prepaid on the Term Loans may not be reborrowed, and the total Commitments shall be permanently reduced, on a pro rata basis among all the Banks, by all such amounts of repayment or prepayment.

          (g)  If on the Revolving Credit Termination Date the Borrower elects to convert some, but not all of, the outstanding principal amount of the Loans as of such date to Term Loans as described in clause (f) above, then on the Revolving Credit Termination Date, (i) the aggregate principal amount of all Committed Loans as of such date which are not so converted shall be due and payable in full, together with all interest accrued thereon and all fees payable in connection therewith, and (ii) the total Commitments shall be reduced, on a pro rata basis among all the Banks, to the aggregate outstanding principal amount under the Committed Loans so converted to Term Loans.

ARTICLE 3.
CONDITIONS

        Section 3.01    Effectiveness.     This Agreement shall become effective on the date that each of the following conditions shall have been satisfied (or waived in accordance with Section 9.05):

          (a)  receipt by the Agent of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Agent in form satisfactory to it of telegraphic, telex or other written confirmation from such party of execution of a counterpart hereof by such party);

          (b)  receipt by the Agent for the account of each Bank of a duly executed Note dated on or before the Effective Date complying with the provisions of Section 2.05 (a);

          (c)  receipt by the Agent of an opinion of James T. Hale, Esq., General Counsel for the Borrower, substantially in the form of Exhibit G hereto and covering such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request;

          (d)  receipt by the Agent of an opinion of Helms Mulliss & Wicker, PLLC, special counsel for the Agent, substantially in the form of Exhibit H hereto and covering such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request;

          (e)  receipt by the Agent of evidence satisfactory to it of (1) the payment of all principal of and interest on any loans outstanding under, and of all accrued fees under the 364-Day Credit Agreement dated as of June 20, 2001 among the Borrower, the banks listed therein, the senior managing agents, the managing agents, the co-agents, the co-documentation agents and the co-syndication agents listed therein, and Bank of America, N.A. as administrative agent and Banc of America Securities LLC as sole lead arranger and sole book manager (the "Existing Credit Agreement"), and (2) the satisfaction of all obligations, termination of all commitments under, and cancellation or expiration of, the Existing Credit Agreement to the satisfaction of the Agent;

          (f)    receipt by the Agent of all documents it may reasonably request relating to the existence of the Borrower, the corporate authority for and the validity of this Agreement and the Notes, and any other matters relevant hereto, all in form and substance satisfactory to the Agent.

        Promptly after the Effective Date the Agent shall deliver to the Borrower for cancellation the promissory note of each lender under the Existing Credit Agreement, or, in lieu thereof, a lost note affidavit from any such lender which does not return its promissory note to the Agent. The Agent shall promptly notify the Borrower and each Bank of the effectiveness of this Agreement, and such notice shall be conclusive and binding on all parties hereto.

        Section 3.02    Borrowings.     The obligation of any Bank to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

          (a)  receipt by the Agent of a Notice of Borrowing or Notice of Term Loan Interest Rate Selection as required by Section 2.02, 2.03 or 2.18, as the case may be;

          (b)  the fact that, immediately after such Borrowing, the aggregate outstanding principal amount of the Loans will not exceed the aggregate amount of the Commitments;

          (c)  the fact that, immediately before and after such Borrowing, no Default shall have occurred and be continuing; and

          (d)  the fact that the representations and warranties of the Borrower contained in this Agreement (except, in the case of (i) any Borrowing (including without limitation any conversion to, or continuation of, a Segment of the Term Loan), the representations and warranties set forth in Section 4.04(b) and (ii) a Refunding Borrowing, the representations and warranties set forth in Section 4.05 as to any matter which has theretofore been disclosed in writing by the Borrower to the Banks) shall be true on and as of the date of such Borrowing.

        Each Borrowing and each delivery of a Notice of Term Loan Interest Rate Selection hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing (including without limitation any conversion to, or continuation of, a Segment of the Term Loan) as to the facts specified in clauses (b), (c) and, to the extent applicable, (d) of this Section.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES

        The Borrower represents and warrants that:

        Section 4.01    Corporate Existence and Power.     Each of the Borrower and each of its Consolidated Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where, in light of the nature of the business transacted or the property owned by it, such qualification is necessary and the failure so to qualify might permanently impair title to property material to its operations or its right to enforce a material contract against others, or expose it to substantial liability in such jurisdiction.

        Section 4.02    Corporate and Governmental Authorization; No Contravention.     The execution, delivery and performance by the Borrower of this Agreement and the Notes are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the articles of incorporation or by-laws of the Borrower or of any agreement or instrument evidencing or governing Debt of the Borrower or any other material agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

        Section 4.03    Binding Effect.     This Agreement constitutes a valid and binding agreement of the Borrower and the Notes, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Borrower in each case enforceable in accordance with their respective terms, except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and (ii) rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability.

        Section 4.04    Financial Information.

          (a)  The consolidated statements of financial position of the Borrower and its Consolidated Subsidiaries as of February 2, 2002 and the related consolidated statements of results of operations, cash flows and shareholders' investment for the fiscal year then ended, reported on by Ernst & Young and set forth in the Borrower's Form 10-K for the fiscal year then ended, a copy of which has been delivered to each of the Banks, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

          (b)  Since February 2, 2002 there has been no material adverse change in the business, financial position or results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole.

        Section 4.05    Litigation.     There is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official which might reasonably be expected to materially adversely affect the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries or which in any manner draws into question the validity of this Agreement or the Notes.

        Section 4.06    Compliance with ERISA.     No Plan has incurred any "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Internal Revenue Code), whether or not waived. Neither the Borrower nor any of its Subsidiaries nor any Plan has engaged in any "prohibited transaction," as such term is defined in Section 4975 of the Internal Revenue Code or Section 406 or 407 of ERISA, which might reasonably be expected to result, directly or indirectly, in any liability of the Group. No Plan Event has occurred or is expected to occur which might reasonably be expected to result, directly or indirectly, in any liability of the Group. If any Plan were to be terminated, neither the Borrower nor any of its Subsidiaries would incur, directly or indirectly, any unfunded liability under Title IV of ERISA. No "reportable event" (as defined in Section 4043 of ERISA) has occurred with respect to any Plan or any Multiemployer Plan which might reasonably be expected to result, directly or indirectly, in any liability of the Group. If the Borrower or any of its Subsidiaries or any ERISA Affiliate of any of them were to withdraw from any Plan described in Section 4063 of ERISA, or were to withdraw completely or partially from any Multiemployer Plan, neither the Borrower nor any of its Subsidiaries would incur, directly or indirectly, any liability under Title IV of ERISA in excess of $20,000,000.

        Section 4.07    Payment of Taxes.     United States Federal income tax returns of the Borrower and its Subsidiaries have been examined and closed through the fiscal year ended January 29, 1994. The Borrower and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which, to the best of the Borrower's knowledge, are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary, except for any such taxes which are being contested in good faith by appropriate proceedings and against which the Borrower in its judgment has set aside adequate reserves in accordance with generally accepted accounting principles.

        Section 4.08    Full Disclosure.     All information heretofore furnished by the Borrower to the Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrower to the Agent or any Bank will be, true and accurate in all material respects on the date as of which such information is stated or certified.

ARTICLE 5.
COVENANTS

        The Borrower agrees that, so long as any Bank has any Commitment hereunder or any amount payable under any Note remains unpaid:

        Section 5.01    Information.     The Borrower will deliver to each of the Banks:

          (a)  as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, a consolidated statement of financial position of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of results of operations, cash flows and shareholders' investment for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner acceptable to the Securities and Exchange Commission by Ernst & Young or other independent public accountants of nationally recognized standing;

          (b)  as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, a consolidated statement of financial position of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of results of operations and cash flows for such quarter and for the portion of the Borrower's fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower's previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by the chief financial officer or the chief accounting officer of the Borrower;

          (c)  within 15 days after the delivery of each set of financial statements referred to in clauses (a) and (b)) above, a certificate of the chief financial officer or the chief accounting officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 5.08 to 5.10, inclusive, on the date of such financial statements and (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

          (d)  within 15 days after the delivery of each set of financial statements referred to in clause (a) above, a statement of the firm of independent public accountants which reported on such statements (i) whether anything has come to their attention to cause them to believe that any Default existed on the date of such statements and (ii) confirming the calculations set forth in the officer's certificate delivered simultaneously therewith pursuant to clause (c) above;

          (e)  within 15 days after any officer of the Borrower obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

          (f)    within 15 days after the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

          (g)  within 15 days after the filing thereof copies of all reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Borrower shall have filed with the Securities and Exchange Commission;

          (h)  if and when any ERISA Affiliate (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or makes any amendment to any Plan which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or applicable ERISA Affiliate is required or proposes to take;

          (i)    promptly following, and in any event within 10 days of any change in a Debt Rating by any Rating Agency, notice thereof, and

          (j)    from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Agent, at the request of any Bank, may reasonably request.

        Section 5.02    Maintenance of Property.     The Borrower will keep, and will cause each Subsidiary to keep, all material property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

        Section 5.03    Conduct of Business and Maintenance of Existence.     Except as permitted by Section 5.06, the Borrower will continue, and will cause each Subsidiary to continue, to engage in business of the same general type as now conducted by the Borrower and its Subsidiaries, and will preserve, renew and keep in full force and effect, and will cause each Subsidiary to preserve, renew and keep in full force and effect their respective corporate existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that, the Borrower shall not be required to preserve any such right, privilege or franchise if (i) the Borrower shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or any Subsidiary and (ii) the loss thereof will not be disadvantageous in any material respect to the Borrower.

        Section 5.04    Compliance with Laws.     The Borrower will comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws, rules, regulations and orders where material to the assets or operations of the Borrower or any such Subsidiary, such compliance to include, without limitation, paying before the same become delinquent all taxes, fees, assessments and other governmental charges imposed upon it or upon its property except to the extent any such taxes, fees, assessments or other governmental charges are being contested in good faith by appropriate proceedings and adequate reserves in the judgment of the Borrower therefor have been established on the books of such Person in accordance with generally accepted accounting principles.

        Section 5.05    ERISA Compliance.     The Borrower will not, and will not permit any of its Subsidiaries or any ERISA Affiliate of the Borrower or any of its Subsidiaries to, (i) permit any Plan to incur any "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Internal Revenue Code), whether or not waived, or (ii) permit the current value of all accrued benefits under any Plan to exceed by a material amount the current value of the assets of any such Plan, determined on a termination basis using assumptions not more favorable than PBGC assumptions. The Borrower will not, and will not permit any of its Subsidiaries or any ERISA Affiliate of the Borrower or any of its Subsidiaries to, take any action or omit to take any action required to be taken by it with respect to any Plan or Multiemployer Plan that might reasonably be expected to have a material adverse effect on the business, assets or financial condition of the Group.

        Section 5.06    Consolidations, Mergers and Sale of Assets.     The Borrower will not (i) dissolve or liquidate, (ii) merge with or into, or consolidate with, any other Person, (iii) dissolve or liquidate any Subsidiary or permit the merger or consolidation of any Subsidiary into or with any other Person unless (x) the Borrower shall determine that any such transaction is in the best interests of the Borrower and (y) such transaction will not be disadvantageous in any material respect to the Borrower, or (iv) sell, convey or transfer all or substantially all of its property and assets to any other Person; provided, however, that (a) any Person may be merged with or into, or consolidated with, the Borrower if the Borrower is the surviving corporation, and (b) the Borrower may merge with or into, or consolidate with, another corporation or sell, convey or transfer its properties and assets substantially as an entity to any Person if the corporation formed by such consolidation or into which the Borrower is merged, or the Person which acquires by sale, conveyance or transfer the properties and assets of the Borrower substantially as an entity, shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and shall expressly assume by a supplemental agreement hereto, executed and delivered to the Agent in form satisfactory to the Agent, the full and timely performance and observance of every covenant and agreement contained herein, including but not limited to the payment of the principal and interest provided herein, on the part of the Borrower to be performed or observed, in each case if immediately after giving effect to such merger, consolidation, sale, conveyance or transfer, no Default would occur and be continuing.

        Section 5.07    Dividends.     The Borrower will not, and will not permit any Subsidiary to, declare or pay any dividends, purchase or otherwise acquire for value any of its capital stock now or hereafter outstanding, or make any distribution of assets to its stockholders as such, or permit any of its Subsidiaries to purchase or otherwise acquire for value any of the capital stock of the Borrower, if any such action would result in a breach of a covenant or agreement contained in, or default under, or constitute an event of default under, any other agreement then in effect between the Borrower and any Person relating to indebtedness for money borrowed.

        Section 5.08    Negative Pledge.     The Borrower will not permit, at the end of any fiscal quarter, the aggregate amount of Debt of the Borrower and its Consolidated Subsidiaries secured by Liens (other than (i) Capital Lease Obligations and (ii) Liens on Accounts Receivable) to exceed 20% of Consolidated Tangible Net Worth.

        Section 5.09    Interest Coverage Ratio.     The Borrower will not, at the end of any fiscal quarter of the Borrower, permit the ratio of (i) Consolidated EBIT plus (without duplication) one third of the Consolidated Rental Expense to (ii) Consolidated Interest Expense plus (without duplication) one third of the Consolidated Rental Expense, in each case for the period of four consecutive fiscal quarters of the Borrower ending on such date, to be less than or equal to 2.0:1.0.

        Section 5.10    Leverage Ratio.     The Borrower will not, at the end of any fiscal quarter, permit the ratio of Total Finance Liabilities to Total Capitalization to be greater than or equal to 3.0:4.0.

        Section 5.11    Use of Proceeds.     The proceeds of the Loans made under this Agreement will be used, directly or indirectly, by the Borrower as a commercial paper backup facility and for its general corporate purposes. None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any "margin stock" within the meaning of Regulation U.

ARTICLE 6.
DEFAULTS

        Section 6.01    Events of Default.     If one or more of the following events ("Events of Default") shall have occurred and be continuing:

          (a)  the Borrower shall fail to pay when due any principal of any Loan, or shall fail to pay within five Domestic Business Days of the due date thereof any interest on any Loan, any fees or any other amount payable hereunder;

          (b)  the Borrower shall fail to observe or perform any covenant contained in Sections 5.06 through 5.11, inclusive;

          (c)  the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above) for 30 days after written notice thereof has been given to the Borrower by the Agent at the request of any Bank;

          (d)  any representation, warranty, certification or statement made by the Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);

          (e)  the Borrower or any of its Subsidiaries shall fail to make any payment in respect of any Material Debt when due or within any applicable grace period;

          (f)    any event or condition shall occur which results in the acceleration of the maturity of any Material Debt or enables the holder of such Material Debt or any Person acting on such holder's behalf to accelerate the maturity thereof;

          (g)  the Borrower or any of its Significant Subsidiaries shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

          (h)  an involuntary case or other proceeding shall be commenced against the Borrower or any of its Significant Subsidiaries seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Significant Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

          (i)    any Plan Event that is likely to result in a liability of the Borrower or any Subsidiary to the PBGC or any Multiemployer Plan in excess of $20,000,000 occurs, or the Borrower or any Subsidiary shall fail to meet its minimum funding requirements under ERISA with respect to any plan (or other class of benefit which the PBGC has elected to ensure), or any Plan shall be the subject of termination proceedings and there shall result from such termination proceedings a liability of the Borrower to the PBGC in excess of $20,000,000; or

          (j)    a judgment or order for the payment of money in excess of $20,000,000 shall be rendered against the Borrower or any of its Subsidiaries and such judgment or order shall continue unsatisfied and unstayed for a period of 10 days;

then, and in every such event, the Agent shall (i) if requested by Banks having more than 50% in aggregate amount of the Commitments, by notice to the Borrower terminate the Commitments and they shall thereupon terminate, and (ii) if requested by Banks holding Notes evidencing more than 50% in aggregate principal amount of the Loans, by notice to the Borrower declare the Notes (together with accrued interest thereon) to be, and the Notes shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that in the case of any of the Events of Default specified in clause (g) or (h) above with respect to the Borrower, without any notice to the Borrower or any other act by the Agent or the Banks, the Commitments shall thereupon terminate and the Notes (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

        Section 6.02    Notice of Default.     The Agent shall give notice to the Borrower under Section 6.01(c) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.

ARTICLE 7.
THE AGENT, THE SENIOR MANAGING AGENTS, THE MANAGING AGENTS,
THE CO-AGENTS, THE CO-DOCUMENTATION AGENTS
AND THE CO-SYNDICATION AGENTS

        Section 7.01    Appointment and Authorization.     Each Bank irrevocably appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the Notes as are delegated to the Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

        Section 7.02    Agent and Affiliates.     Except as provided in Section 2.03(d), Bank of America, N.A. shall have the same rights and powers under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not the Agent, and Bank of America, N.A. and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or affiliate of the Borrower as if it were not the Agent hereunder. The Banks acknowledge that, pursuant to such activities, Bank of America, N.A. or its affiliates may receive information regarding the Borrower or its affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such affiliate) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America, N.A. shall have the same rights and powers under this Agreement as any other Bank and may exercise such rights and powers as though it were not the Agent, and the terms "Bank" and "Banks" include Bank of America, N.A. in its individual capacity.

        Section 7.03    Action by Agent.     The obligations of the Agent hereunder are only those expressly set forth herein, and the Agent shall not be a trustee or fiduciary for any Bank; the term "Agent" is used solely as a matter of market custom to connote an administrative relationship among independent contracting parties. Without limiting the generality of the foregoing, the Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article 6.

        Section 7.04    Consultation with Experts.     The Agent may consult with legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

        Section 7.05    Liability of Agent.     Neither the Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Banks or all Banks, as the case may be, or (ii) in the absence of its own gross negligence or willful misconduct and in no event shall any such Person be liable for special, consequential, punitive or indirect damages. Neither the Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in Article 3, except receipt of items required to be delivered to the Agent; or (iv) the validity, enforceability, effectiveness, genuineness or sufficiency of this Agreement, the Notes or any other instrument or writing furnished in connection herewith. Neither the Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be required to initiate or conduct any litigation or collection proceedings under this Agreement or the Notes. The Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

        Section 7.06    Indemnification.     Each Bank shall, ratably in accordance with its Commitment, indemnify the Agent, its affiliates and their respective directors, officers, agent and employees (to the extent not reimbursed by the Borrower) from and against all Indemnified Liabilities, as defined in Section 9.03 (b), (except such as result from such indemnitees' gross negligence or willful misconduct; provided, however, that no action taken in accordance with directions of the Required Banks or, in the case of an action expressly requiring the consent of all of the Banks, with the directions of all of the Banks, shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section) that such indemnitees may suffer or incur in connection with this Agreement or as a result of any action taken or omitted by such indemnitees hereunder. Without limitation of the foregoing, each Bank shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including fees and expenses of counsel, including the allocated costs of internal legal services) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive termination of the Commitments, the repayment of all Loans and the resignation of the Agent.

        Section 7.07    Credit Decision.     Each Bank acknowledges that it has, independently and without reliance upon the Agent, any Senior Managing Agent, any Managing Agent, any Co-Agent, any Co-Documentation Agent, any Co-Syndication Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent, any Senior Managing Agent, any Managing Agent, any Co-Agent, any Co-Documentation Agent, any Co-Syndication Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

        Section 7.08    Successor Agent.     The Agent may resign at any time by giving notice thereof to the Banks and the Borrower. Upon any such resignation, the Required Banks shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the retiring Agent gives notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000. Upon the acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall thereafter be discharged from its duties and obligations hereunder. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.

        Section 7.09    Agent's Fee.     The Borrower shall pay to the Agent for its own account fees in the amounts and at the times previously agreed upon between the Borrower and the Agent.

        Section 7.10    Senior Managing Agents, Managing Agents, Co-Agents, Co-Documentation Agents, and Co-Syndication Agents.     Nothing in this Agreement shall impose on any Co-Agent, Senior Managing Agent, Managing Agent, Co-Documentation Agent, or Co-Syndication Agent, in its capacity as such, any duties or obligations whatsoever.

        Section 7.11    Defaults.     The Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Agent has received written notice from a Bank or the Borrower specifying such Default or Event of Default and stating that such notice is a "Notice of Default". In the event that the Agent receives such a notice of the occurrence of a Default or Event of Default, the Agent shall give prompt notice thereof to the Banks. The Agent shall (subject to Section 7.05 hereof) take such action with respect to such Default or Event of Default as shall reasonably be directed by the Required Banks, provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Banks.

ARTICLE 8.
CHANGE IN CIRCUMSTANCES

        Section 8.01    Basis for Determining Interest Rate Inadequate or Unfair.     If on or prior to the first day of any Interest Period for any Fixed Rate Borrowing:

          (a)  the Agent is advised by the Reference Banks that deposits in dollars (in the applicable amounts) are not being offered to the Reference Banks in the relevant market for such Interest Period, or

          (b)  the Agent determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the interest rate for Euro-Dollar Loans for such Interest Period; or

          (c)  in the case of a Committed Borrowing, Banks having 50% or more of the aggregate amount of the Commitments advise the Agent that the Adjusted CD Rate or the Adjusted London Interbank Offered Rate, as the case may be, as determined by the Agent will not adequately and fairly reflect the cost to such Banks of funding their CD Loans or Euro-Dollar Loans, as the case may be, for such Interest Period, the Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Banks to make CD Loans or Euro-Dollar Loans, as the case may be, shall be suspended. Unless the Borrower notifies the Agent at least one Domestic Business Day before the date of any Fixed Rate Borrowing for which a Notice of Borrowing or, if applicable, a Notice of Term Loan Interest Rate Selection has previously been given that it elects not to borrow on such date, (i) if such Fixed Rate Borrowing is a Committed Borrowing, such Borrowing shall instead be made as a Base Rate Borrowing and (ii) if such Fixed Rate Borrowing is a Money Market LIBOR Borrowing, the Money Market LIBOR Loans comprising such Borrowing shall bear interest for each day from and including the first day to but excluding the last day of the Interest Period applicable thereto at the Base Rate for such day.

        Section 8.02    Illegality.     If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof or compliance by any Bank (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans and such Bank shall so notify the Agent, the Agent shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Euro-Dollar Loans shall be suspended. Before giving any notice to the Agent pursuant to this Section, such Bank shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank shall determine that it may not lawfully continue to maintain and fund any of its outstanding Euro-Dollar Loans to maturity and shall so specify in such notice, the Borrower shall immediately prepay in full the then outstanding principal amount of each such Euro-Dollar Loan, together with accrued interest thereon, or during the Term Loan Period, if applicable, immediately convert such Euro-Dollar Loan to become a Base Rate Loan. Concurrently with prepaying each such Euro-Dollar Loan, the Borrower shall, subject to Section 2.01, borrow a Base Rate Loan in an equal principal amount from such Bank (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks), and such Bank shall make such a Base Rate Loan.

        Section 8.03    Increased Cost and Reduced Return.

          (a)  If on or after (x) the date hereof in the case of any Committed Loan or any obligation to make Committed Loans or (y) the date of the related Money Market Quote, in the case of any Money Market Loan, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

            (i)    shall subject any Bank (or its Applicable Lending Office) to any tax, duty or other charge with respect to its Fixed Rate Loans, its Note or its obligation to make Fixed Rate Loans, or shall change the basis of taxation of payments to any Bank (or its Applicable Lending Office) of the principal of or interest on its Fixed Rate Loans or any other amounts due under this Agreement in respect of its Fixed Rate Loans or its obligation to make Fixed Rate Loans (except for changes in the rate of tax on the overall net income of such Bank or its Applicable Lending Office imposed by the jurisdiction in which such Bank's principal executive office or Applicable Lending Office is located); or

            (ii)  shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding (i) with respect to any CD Loan any such requirement included in an applicable Domestic Reserve Percentage and (ii) with respect to any Euro-Dollar Loan any such requirement included in an applicable Euro-Dollar Reserve Percentage), special deposit, insurance assessment (excluding, with respect to any CD Loan, any such requirement reflected in an applicable Assessment Rate) or similar requirement against assets of deposits with or for the account of or credit extended by, any Bank (or its Applicable Lending Office) or shall impose on any Bank (or its Applicable Lending Office) or on the United States market for certificates of deposit or the London interbank market any other condition affecting its Fixed Rate Loans, its Note or its obligation to make Fixed Rate Loans;

  and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any Fixed Rate Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Note with respect thereto, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.

          (b)  If any Bank shall have determined that, after the date hereof the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, (including any determination by any such authority, central bank or comparable agency that, for purposes of capital adequacy requirements, the Commitments hereunder do not constitute commitments with an original maturity of one year or less) has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank's obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction.

          (c)  Each Bank will promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof which will entitle such Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

        Section 8.04    Base Rate Loans Substituted for Affected Fixed Rate Loans.     If (i) the obligation of any Bank to make, maintain or convert to Euro-Dollar Loans has been suspended pursuant to Section 8.02 or (ii) any Bank has demanded compensation under Section 8.03 (a) and the Borrower shall, by at least five Euro-Dollar Business Days' prior notice to such Bank through the Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist:

          (a)  all Loans which would otherwise be made, maintained or converted by such Bank as CD Loans or Euro-Dollar Loans, as the case may be, shall be made, maintained or converted instead as Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Fixed Rate Loans of the other Banks), and

          (b)  after each of its CD Loans or Euro-Dollar Loans, as the case may be, has been repaid or converted, all payments of principal which would otherwise be applied to repay such Fixed Rate Loans shall be applied to repay its Base Rate Loans instead.

        Section 8.05    Substitution of Bank.     If (i) the obligation of any Bank to make Euro-Dollar Loans has been suspended pursuant to Section 8.02 or (ii) any Bank has demanded compensation under Section 8.03, the Borrower shall have the right, with the assistance of the Agent, to seek a mutually satisfactory substitute bank or banks (which may be one or more of the Banks) to purchase the Note and assume the Commitment of such Bank.

ARTICLE 9.
MISCELLANEOUS

        Section 9.01    Notices.     All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower or the Agent, at its address, facsimile number set forth on the signature pages hereof, (y) in the case of any Bank, at its address, facsimile number set forth in its Administrative Questionnaire or (z) in the case of any party, such other address, facsimile number as such party may hereafter specify for the purpose by notice to the Agent and the Borrower. Each such notice, request or other communication shall be effective (i) if given by mail, upon receipt, (ii) if given by facsimile transmission, when such facsimile is transmitted to the facsimile number specified in this Section and receipt of such facsimile is confirmed, either orally or in writing by return facsimile to the transmitting party at the facsimile number specified in this Section, by the party receiving such transmission, or (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Agent under Article 2 or Article 8 shall not be effective until received.

        Notwithstanding any other provision of this Section 9.01, in the case of any communication required by subsections (a), (b), (c), (d), (f), (g) or (i) of Section 5.01, in addition to the methods of delivery described above, any such communication may be made by the posting of such financial statements, reports, officer's certificates or other information to an Internet website established by the Agent with IntraLinks, Inc. or other similarly available electronic media (a "Posting Website") or, in the case of information required under Sections 5.01 (a), (b) and (g) only, by the posting on the Posting Website of the universal resource locator (URL) where such information may be obtained. Upon the initial establishment of the Posting Website, the Agent shall give notice to each Bank of the URL for the Posting Website in writing by mail or facsimile transmission as described above. Each communication made by the Borrower pursuant to the second preceding sentence, shall be deemed to have been delivered when the information contained therein is posted to the Posting Website.

        Section 9.02    No Waivers.     No failure or delay by the Agent or any Bank in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

        Section 9.03    Expenses; Documentary Taxes; Indemnification.

          (a)  The Borrower shall pay (i) all reasonable out-of-pocket expenses of the Agent, including reasonable fees and disbursements of special counsel for the Agent, in connection with the preparation of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (ii) if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by the Agent and each Bank, including reasonable fees and disbursements of counsel, in connection with such Event of Default and collection, bankruptcy, insolvency, and other enforcement proceedings resulting therefrom. The Borrower shall indemnify each Bank against any transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of this Agreement or the Notes.

          (b)  The Borrower agrees to indemnify the Agent and each Bank, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an "Indemnitee") and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) relating to or arising out of this Agreement or any actual or proposed use of proceeds of Loans hereunder (the "Indemnified Liabilities"); provided that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee's own gross negligence or willful misconduct as determined by a court of competent jurisdiction. No Indemnitee shall be liable for any damages arising from the use by others of information or other materials obtained through internet, IntraLinks or other similarly available electronic media in connection with the electronic posting of financial statements, certificates, reports or other information to a Posting Website as provided for in Section 9.01 hereof unless such Indemnitee has engaged in gross negligence or willful misconduct as determined by a court of competent jurisdiction with respect to the access to such information.

        Section 9.04    Sharing of Set-Off.     Each Bank agrees that if it shall, by exercising any right of set-off, recoupment, counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest then due with respect to any Note held by it which is greater than the proportion received by any other Bank in respect of the aggregate amount of principal and interest then due with respect to any Note held by such other Bank, the Bank receiving such proportionately greater payment (the "Benefitted Bank") shall purchase such participations in the Notes held by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Notes held by the Banks shall be shared by the Banks pro rata; provided, however, that if all or any portion of such excess payment is thereafter recovered from such Benefitted Bank or is repaid in whole or in part by such Benefitted Bank in good faith settlement of a pending or threatened avoidance claim, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery or settlement payment, but without interest; further provided that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness under the Notes. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Note, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

        Section 9.05    Amendments and Waivers.     Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks (and, if the rights or duties of the Agent are affected thereby, by the Agent); provided that no such amendment or waiver shall, unless signed by all the Banks, (i) increase or decrease the Commitment of any Bank (except for a ratable decrease in the Commitments of all Banks and except for any increase or decrease (by payments to Non-Consenting Banks) in Commitments made pursuant to, and in compliance with, Sections 2.17 or 2.18 hereof) or subject any Bank to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan or any fees or margins hereunder, (iii) postpone the date fixed for any payment of principal of or interest on any Loan or any fees hereunder or for the Revolving Credit Termination Date or, if applicable, the Term Loan Termination Date, (iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement, (v) consent to the assignment or transfer by the Borrower of any of its rights or obligations under this Agreement or (vi) amend, modify or waive Section 9.04 or this Section 9.05.

        Section 9.06    Successors and Assigns.

          (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Bank and no Bank may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Assignee in accordance with the provisions of subsection (c) of this Section, (ii) by way of participation in accordance with the provisions of subsection (b) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (d) or (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (b) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

          (b)  Any Bank may at any time grant to one or more banks or other institutions (each a "Participant") participating interests in its Commitment or any or all of its Loans. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Borrower and the Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (i), (ii) or (iii) of Section 9.05 without the consent of the Participant. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article 8 with respect to its participating interest. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

          (c)  Any Bank may at any time assign to one or more banks, Approved Funds or other institutions (each an "Assignee") all, or a proportionate part of all, of its rights and obligations under this Agreement and the Notes, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit I hereto (an "Assignment and Assumption Agreement") executed by such Assignee and such transferor Bank, with and subject to (so long as an Event of Default has not occurred and is continuing) the subscribed consent of the Borrower, which consent shall not be unreasonably withheld or delayed, and with the subscribed acknowledgment of the Agent; provided that (i) such assignment may, but need not, include rights of the transferor Bank in respect of outstanding Money Market Loans and (ii) no interest may be assigned by a Bank pursuant to this subsection (c) in an amount less than $15,000,000 unless such lesser amount constitutes all of such assigning Bank's Commitment. Notwithstanding the foregoing, if an Assignee is an affiliate of such transferor Bank or a Bank, (x) the subscribed consent of the Borrower shall not be required and (y) the limitations set forth in clause (ii) above shall not be applicable. In all cases, any assignment to any Approved Fund requires the consent of the Borrower. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, the Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to the Assignee. In connection with any such assignment, the transferor Bank shall pay to the Agent an administrative fee for processing such assignment in the amount of $3,500. If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to the Borrower and the Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 2.15.

          The Agent, acting solely for this purpose as an Agent of the Borrower, shall maintain at the Agent's principal office a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amounts of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the "Register"). The entries in the Register as to the identity of the Banks and their respective Commitments shall be conclusive absent manifest error, and the Borrower, the Agent and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

          (d)  Any Bank may at any time assign all or any portion of its rights under this Agreement and its Note to a Federal Reserve Bank. No such assignment shall release the transferor Bank from its obligations hereunder.

          (e)  No Assignee, Participant or other transferee of any Bank's rights shall be entitled to receive any greater payment under Section 8.03 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower's prior written consent or by reason of the provisions of Section 8.02 or 8.03 requiring such Bank to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

          (f)    Notwithstanding anything to the contrary contained herein, any Bank that is an Approved Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for the holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities, provided that unless and until such trustee actually becomes a Bank in compliance with the other provisions of this Section 9.06(c), (i) no such pledge shall release the pledging Bank from any of its obligations under this Agreement and (ii) such trustee shall not be entitled to exercise any of the rights of a Bank under this Agreement, including but not limited to rights to approve amendments, waivers or other modifications of any provision of this Agreement, even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

        Section 9.07    Collateral.     Each of the Banks represents to the Agent and each of the other Banks that it in good faith is not relying upon any "margin stock" (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

        Section 9.08    Governing Law; Submission to Jurisdiction.     This Agreement and each Note shall be governed by and construed in accordance with the laws of the State of New York. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

        Section 9.09    Counterparts; Integration.     This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

        Section 9.10    Confidentiality.     Each Bank agrees to exercise all reasonable efforts to keep any information delivered or made available by the Borrower to it which is clearly indicated to be confidential information, confidential from anyone other than Persons employed or retained by such Bank who are or are expected to become engaged in evaluating, approving, structuring or administering the Loans; provided that nothing herein shall prevent any Bank from disclosing such information (i) to any other Bank or affiliate of any other Bank, (ii) to its officers, directors, employees, agents, attorneys and accountants who have a need to know such information in accordance with customary banking practices and who receive such information having been made aware of the restrictions set forth in this Section, (iii) upon the order of any court or administrative agency, (iv) upon the request or demand of any regulatory agency or authority having jurisdiction over such Bank, (v) as required by any applicable law, rule or regulation, (vi) to any other Person if reasonably necessary to the administration of the credit facility provided herein, (vii) which has been publicly disclosed, (viii) to the extent reasonably required in connection with any litigation to which the Agent, any Bank, the Borrower or their respective affiliates may be a party, (ix) to the extent reasonably required in connection with the exercise of any remedy hereunder, (x) to such Bank's legal counsel and independent auditors, (xi) with the prior written consent of the Borrower, and (xii) to any actual or proposed Participant or Assignee of all or part of its rights hereunder which has agreed in writing to be bound by the provisions of this Section.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

WITNESS:	TARGET CORPORATION
	By:	/s/ Sara J. Ross
	Name:	Sara J. Ross
	Title:	Assistant Treasurer 777 Nicollet Mall Minneapolis, Minnesota 55402 Attention: Assistant Treasurer Telecopy Number: (612) 370-5573
Commitments	BANKS:
$79,500,000	BANK OF AMERICA, N.A.
	By:	/s/ Amy Krovocheck
	Name:	Amy Krovocheck
	Title:	Vice President
$78,000,000	BANK ONE, NA (Main Office Chicago)
	By:	/s/ Vincent R. Hencheck
	Name:	Vincent R. Hencheck
	Title:	Director
$78,000,000	JPMORGAN CHASE BANK
	By:	/s/ Teri Steusand
	Name:	Teri Steusand
	Title:	Vice President
$78,000,000	CITICORP USA, INC.
	By:	/s/ Jean M. Bahnke
	Name:	Jean M. Bahnke
	Title:	Vice President
$65,000,000	U.S. BANK NATIONAL ASSOCIATION
	By:	/s/ Sam S. Pepper, Jr.
	Name:	Sam S. Pepper, Jr.
	Title:	Vice President
$62,500,000	FLEET NATIONAL BANK
	By:	/s/ Kathleen Dimock
	Name:	Kathleen Dimock
	Title:	Director
$62,500,000	HSBC BANK USA
	By:	/s/ Adriana D. Collins
	Name:	Adriana D. Collins
	Title:	First Vice President
$62,500,000	MERRILL LYNCH BANK USA
	By:	/s/ D. Kevin Imlay
	Name:	D. Kevin Imlay
	Title:	Senior Credit Officer
$62,500,000	WELLS FARGO BANK, NATIONAL ASSOCIATION
	By:	/s/ Scott D. Bjelde
	Name:	Scott D. Bjelde
	Title:	Vice President and Senior Banker
	By:	/s/ Christopher A. Cudak
	Name:	Christopher A. Cudak
	Title:	Vice President
$62,500,000	LEHMAN COMMERCIAL PAPER INC.
	By:	/s/ Francis Chang
	Name:	Francis Chang
	Title:	Authorized Signatory
$50,000,000	THE BANK OF TOKYO-MITSUBISHI, LTD., CHICAGO BRANCH
	By:	/s/ Patrick McCue
	Name:	Patrick McCue
	Title:	Vice President & Manager
$38,500,000	THE BANK OF NEW YORK
	By:	/s/ William M. Barnum
	Name:	William M. Barnum
	Title:	Vice President
$38,500,000	PNC BANK, NATIONAL ASSOCIATION
	By:	/s/ Sharon Geffel
	Name:	Sharon Geffel
	Title:	Assistant Vice President
$38,500,000	WACHOVIA BANK, N.A.
	By:	/s/ Beth Rue
	Name:	Beth Rue
	Title:	Assistant Vice President
$38,500,000	MELLON BANK, N.A.
	By:	/s/ Louis E. Flori
	Name:	Louis E. Flori
	Title:	Vice President
$30,000,000	STANDARD FEDERAL BANK N.A. (formerly known as Michigan National Bank)
	By:	/s/ Jason W. Biertein
	Name:	Jason W. Biertein
	Title:	Assistant Vice President
$30,000,000	STATE STREET BANK AND TRUST COMPANY
	By:	/s/ Elizabeth F. Ryan-Catalano
	Name:	Elizabeth F. Ryan-Catalano
	Title:	Assistant Vice President
$30,000,000	SUNTRUST BANK
	By:	/s/ Linda L. Dash
	Name:	Linda L. Dash
	Title:	Director
$20,000,000	BNP PARIBAS
	By:	/s/ Jo Ellen Bender
	Name:	Jo Ellen Bender
	Title:	Managing Director
	By:	/s/ Peter Labrie
	Name:	Peter Labrie
	Title:	Central Region Manager
$20,000,000	COMERICA BANK
	By:	/s/ Timothy O'Rourke
	Name:	Timothy O'Rourke
	Title:	Vice President
$20,000,000	FIFTH THIRD BANK
	By:	/s/ Andy Buschce
	Name:	Andy Buschce
	Title:	Vice President
$17,500,000	ALLFIRST BANK
	By:	/s/ Stewart T. Shettle
	Name:	Stewart T. Shettle
	Title:	Vice President
$12,500,000	NATIONAL CITY BANK
	By:	/s/ Brian T. Strayton
	Name:	Brian T. Strayton
	Title:	Vice President
$10,000,000	FIRST TENNESSEE BANK NATIONAL ASSOCIATION
	By:	/s/ James H. Moore, Jr.
	Name:	James H. Moore, Jr.
	Title:	Senior Vice President
$10,000,000	UMB BANK, N.A.
	By:	/s/ Robert P. Elbert
	Name:	Robert P. Elbert
	Title:	Vice President
$5,000,000	HIBERNIA NATIONAL BANK
	By:	/s/ Andrew Booth
	Name:	Andrew Booth
	Title:	Vice President
AGENT:
BANK OF AMERICA, N.A., as Agent
By:	/s/ Amy Krovocheck
Name:	Amy Krovocheck
Title:	Vice President
901 Main Street, 67th Floor Dallas, Texas 75202 Attention: Ms. Amy Krovocheck Telecopy Number: (214) 209-0980
CO-SYNDICATION AGENTS:
BANK ONE, NA (Main Office Chicago), as Co-Syndication Agent
By:	/s/ Vincent R. Hencheck
Name:	Vincent R. Hencheck
Title:	Director
JPMORGAN CHASE BANK, as Co-Syndication Agent
By:	/s/ Teri Steusand
Name:	Teri Steusand
Title:	Vice President
DOCUMENTATION AGENTS:
U.S. BANK NATIONAL ASSOCIATION, as Co-Documentation Agent
By:	/s/ Sam S. Pepper, Jr.
Name:	Sam S. Pepper, Jr.
Title:	Vice President
CITICORP USA, INC., as Co-Documentation Agent
By:	/s/ Jean M. Bahnke
Name:	Jean M. Bahnke
Title:	Vice President

SCHEDULE I: SENIOR MANAGING AGENTS AND MANAGING AGENTS

SENIOR MANAGING AGENTS:
FLEET NATIONAL BANK
By:	/s/ Kathleen Dimock
Name:	Kathleen Dimock
Title:	Director
HSBC BANK USA
By:	/s/ Adriana D. Collins
Name:	Adriana D. Collins
Title:	First Vice President
MERRILL LYNCH BANK USA
By:	/s/ D. Kevin Imlay
Name:	D. Kevin Imlay
Title:	Senior Credit Officer
WELLS FARGO BANK, NATIONAL ASSOCIATION
By:	/s/ Scott D. Bjelde
Name:	Scott D. Bjelde
Title:	Vice President and Senior Banker
By:	/s/ Molly S. Van Metro
Name:	Molly S. Van Metro
Title:	Vice President and Senior Banker
LEHMAN COMMERCIAL PAPER INC.
By:	/s/ Francis Chang
Name:	Francis Chang
Title:	Authorized Signatory
MANAGING AGENT:
THE BANK OF TOKYO-MITSUBISHI, LTD., CHICAGO BRANCH
By:	/s/ Patrick McCue
Name:	Patrick McCue
Title:	Vice President & Manager

SCHEDULE II: CO-AGENTS

THE BANK OF NEW YORK
By:	/s/ William Barnum
Name:	William Barnum
Title:	Vice President
PNC BANK, NATIONAL ASSOCIATION
By:	/s/ Sharon Geffel
Name:	Sharon Geffel
Title:	Assistant Vice President
WACHOVIA BANK, N.A.
By:	/s/ Beth Rue
Name:	Beth Rue
Title:	Assistant Vice President
MELLON BANK, N.A.
By:	/s/ Louis E. Flori
Name:	Louis E. Flori
Title:	Vice President

EXHIBIT A

NOTE

[City], [State]
[Date]

        For value received, Target Corporation, a Minnesota corporation (the "Borrower"), promises to pay to the order of                          (the "Bank"), for the account of its Applicable Lending Office, the unpaid principal amount of each Loan made by the Bank to the Borrower pursuant to the Credit Agreement referred to below on the last day of the Interest Period relating to such Loan; provided, however, the unpaid principal amount of each Term Loan shall be paid by the Borrower to the Bank on the Term Loan Termination Date (as defined in the Credit Agreement). The Borrower promises to pay interest on the unpaid principal amount of each such Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of Bank of America, N.A., 1850 Gateway Boulevard, Concord, California.

        All Loans made by the Bank, the respective types and maturities thereof and all repayments of the principal thereof shall be recorded by the Bank and, if the Bank so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding may be endorsed by the Bank on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

        This note is one of the Notes referred to in the 364-Day Credit Agreement dated as of June 18, 2002 among the Borrower, the Banks party thereto, the Senior Managing Agents, Managing Agents, Co-Agents, Co-Documentation Agents and Co-Syndication Agents listed therein and Bank of America, N.A., as Agent (as the same may be amended from time to time, the "Credit Agreement"). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

TARGET CORPORATION
WITNESS:	By
Title:

LOANS AND PAYMENTS OF PRINCIPAL

Date	Principal Amount of Loan	Type of Loan	Amount of Principal Repaid	Maturity Date	Notation Made By

EXHIBIT B

Form of Money Market Quote Request

[Date]

To:	Bank of America, N.A. (the "Agent")
From:	Target Corporation
Re:
364-Day Credit Agreement (the "Credit Agreement") dated as of June 18, 2002 among the Borrower, the Banks party thereto, the Senior Managing Agents, Managing Agents, Co-Agents, Co-Documentation Agents and Co-Syndication Agents listed therein and the Agent

        We hereby give notice pursuant to Section 2.03 of the Credit Agreement that we request Money Market Quotes for the following proposed Money Market Borrowing(s):

        Date of Borrowing:

Principal Amount*	Interest Period**
$

        Such Money Market Quotes should offer a Money Market [Margin] [Absolute Rate]. [The applicable base rate is the London Interbank Offered Rate.]

        Terms used herein have the meanings assigned to them in the Credit Agreement.

TARGET CORPORATION
By
Title:

        *      Amount must be $25,000,000 or a larger multiple of $5,000,000.

        **    Not less than one month (LIBOR Auction) or not less than 14 days (Absolute Rate Auction), subject to the provisions of the definition of Interest Period.

EXHIBIT C

Form of Invitation for Money Market Quotes

[Date]
To:	[Name of Bank]
Re:	Invitation for Money Market Quotes to Target Corporation (the "Borrower")

Pursuant to Section 2.03 of the 364-Day Credit Agreement dated as of June 18, 2002 among the Borrower, the Banks party thereto, the Senior Managing Agents, Managing Agents, Co-Agents, Co-Documentation Agents and Co-Syndication Agents listed therein and the undersigned, as Agent, we are pleased on behalf of the Borrower to invite you to submit Money Market Quotes to the Borrower for the following proposed Money Market Borrowing(s):

Date of Borrowing:
Principal Amount	Interest Period
$

        Such Money Market Quotes should offer a Money Market [Margin] [Absolute Rate]. [The applicable base rate is the London Interbank Offered Rate.]

        Please respond to this invitation by no later than [2:00 P.M.] [9.15 A.M.] (New York City time) on [date].

BANK OF AMERICA, N.A., as Agent

By	Authorized Officer

EXHIBIT D

Form of Money Market Quote

BANK OF AMERICA, N.A. Agency Services 1850 Gateway Boulevard Concord, California 94520-3282
Attention:
Re:	Money Market Quote to Target Corporation (the "Borrower")
In response to your invitation on behalf of the Borrower dated , , we hereby make the following Money Market Quote on the following terms:
	1.	Quoting Bank:
	2.	Person to contact at Quoting Bank:
	3.	Date of Borrowing: *
	4.	We hereby offer to make Money Market Loan(s) in the following principal amounts, for the following Interest Periods and at the following rates:

* As specified in the related Invitation.

Principal Amount**	Interest Period***	Money Market [Margin]****	[Absolute Rate]*****
$

$
[Provided, that the aggregate principal amount of Money Market Loans for which the above offers may be accepted shall not exceed $ .]**

We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the 364-Day Credit Agreement dated as of June 18, 2002 among the Borrower, the Banks party thereto, the Senior Managing Agents, Managing Agents, Co-Agents, Co-Documentation Agents and Co-Syndication Agents listed therein and yourselves, as Agent, irrevocably obligates us to make the Money Market Loan(s) for which any offer(s) are accepted, in whole or in part.
Very truly yours,
[NAME OF BANK]
Dated:	By:	Authorized Officer

** Principal amount bid for each Interest Period may not exceed principal amount requested. Specify aggregate limitation if the sum of the individual offers exceeds the amount the Bank is willing to lend. Bids must be made for $5,000,000 or a larger multiple of $1,000,000.
*** Not less than one month or not less than 14 days, as specified in the related invitation. No more than five bids are permitted for each Interest Period.
**** Margin over or under the London Interbank Offered Rate determined for the applicable Interest Period. Specify percentage (to the nearest 1/10,000 of 1%) and specify whether "PLUS" or "MINUS".
***** Specify rate of interest per annum (to the nearest 1/10,000th of 1%).

EXHIBIT E

Form of Commitment Increase Agreement

Date:

Bank of America, N.A.,
as Agent
901 Main Street, 64th Floor
Dallas, Texas 75202-3714

Target Corporation
[Address]

Ladies and Gentlemen:

        We refer to the 364-Day Credit Agreement dated as of June 18, 2002 (as amended, restated, modified, supplemented or renewed from time to time, the "Credit Agreement") among Target Corporation (the "Borrower"), the Banks referred to therein, the Senior Managing Agents, Managing Agents, Co-Agents, Co-Documentation Agents and Co-Syndication Agents referred to therein and Bank of America, N.A., as administrative agent (in such capacity, "Agent"). Terms defined in the Credit Agreement are used herein as therein defined.

        This Commitment Increase Agreement is made and delivered pursuant to Section 2.17 of the Credit Agreement.

        Subject to the terms and conditions of Section 2.17 of the Credit Agreement,                                                               ("Increasing Bank") will increase its Commitment to an amount equal to $                  , on the Increased Commitment Date applicable to it. The Increasing Bank hereby confirms and agrees that with effect on and after such Increased Commitment Date, the Commitment of the Increasing Bank shall be increased to the amount set forth above, and the Increasing Bank shall have all of the rights and be obligated to perform all of the obligations of a Bank under the Credit Agreement with a Commitment in the amount set forth above.

        Effective the on the Increased Commitment Date applicable to it, the Increasing Bank (i) accepts and assumes from the assigning Banks, without recourse, such assignment of Committed Loans as shall be necessary to effectuate the adjustments in the pro rata shares of Banks contemplated by Section 2.17 of the Credit Agreement, and (ii) agrees to fund on such Increased Commitment Date such assumed amounts of Committed Loans to Agent for the account of the assigning Banks in accordance with the provisions of the Credit Agreement, in the amount notified to Increasing Bank by Agent.

        THIS COMMITMENT INCREASE AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, NOTWITHSTANDING ITS EXECUTION OUTSIDE SUCH STATE.

        IN WITNESS WHEREOF, Increasing Bank has caused this Commitment Increase Agreement to be duly executed and delivered in                         ,                         , by its proper and duly authorized officer as of the day and year first above written.

[INCREASING BANK]

By:
Title:
CONSENTED TO as of :
TARGET CORPORATION

By:
Title:

BANK OF AMERICA, N.A., as Agent

By:
Title:

EXHIBIT F

Form of Added Bank Agreement

Date:

Bank of America, N.A.
as Agent
901 Main Street, 64th Floor
Dallas, Texas 75202-3714

Target Corporation
[Address]

Ladies and Gentlemen:

        We refer to the 364-Day Credit Agreement dated as of June 18, 2002 (as amended, restated, modified, supplemented or renewed from time to time, the "Credit Agreement") among Target Corporation ("Borrower"), the Banks referred to therein, the Senior Managing Agents, Managing Agents, Co-Agents, Co-Documentation Agents and Co-Syndication Agents referred to therein and Bank of America, N.A., as administrative agent (in such capacity, "Agent"). Terms defined in the Credit Agreement are used herein as therein defined.

        This Added Bank Agreement is made and delivered pursuant to Section 2.17 of the Credit Agreement.

        Subject to the terms and conditions of Section 2.17 of the Credit Agreement,                                                               (the "Added Bank") will become a party to the Credit Agreement as a Bank, with a Commitment equal to $                  , on the Increased Commitment Date applicable to it. The Added Bank hereby confirms and agrees that with effect on and after such Increased Commitment Date, the Added Bank shall be and become a party to the Credit Agreement as a Bank and have all of the rights and be obligated to perform all of the obligations of a Bank thereunder with a Commitment in the amount set forth above.

        Effective the on the Increased Commitment Date applicable to it, the Added Bank (i) accepts and assumes from the assigning Banks, without recourse, such assignment of Committed Loans as shall be necessary to effectuate the adjustments in the pro rata shares of the Banks contemplated by Section 2.17 of the Credit Agreement, and (ii) agrees to fund on such Increased Commitment Date such assumed amounts of Committed Loans to Agent for the account of the assigning Banks in accordance with the provisions of the Credit Agreement, in the amount notified to the Added Bank by the Agent.

        The following administrative details apply to the Added Bank:

(A)		Lending Office(s):
Bank name:
Address:
Attention:
	Telephone:	( )
	Facsimile:	( )
Bank name:
Address:
Attention:
	Telephone:	( )
	Facsimile:	( )
(B)		Notice Address:
Bank name:
Address:
Attention:
	Telephone:	( )
	Facsimile:	( )
(C)		Payment Instructions:
Account No.:
At:
Reference:
Attention:

        THIS ADDED BANK AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, NOTWITHSTANDING ITS EXECUTION OUTSIDE SUCH STATE.

        IN WITNESS WHEREOF, the Added Bank has caused this Added Bank Agreement to be duly executed and delivered in                         ,                         , by its proper and duly authorized officer as of the day and year first above written.

[ADDED BANK]

By:
Title:
CONSENTED TO as of :
TARGET CORPORATION

By:
Title:

BANK OF AMERICA, N.A., as Agent

By:
Title:

EXHIBIT G

OPINION OF
COUNSEL FOR THE BORROWER

                        , 2002

To the Banks and the Agent
Referred to Below
c/o Bank of America, N.A., as Agent
901 Main Street, 64th Floor
Dallas, Texas 75202-3714

Dear Ladies and Gentlemen:

        I am Executive Vice President and General Counsel of Target Corporation (the "Borrower"), and I have acted as counsel to the Borrower in connection with the 364-Day Credit Agreement (the "Credit Agreement") dated as of June 18, 2002 among the Borrower, the banks listed on the signature pages thereof (the "Banks"), the Senior Managing Agents (the "Senior Managing Agents"), Managing Agents (the "Managing Agents"), Co-Agents (the "Co-Agents"), Co-Documentation Agents (the "Co-Documentation Agents") and Co-Syndication Agents (the "Co-Syndication Agents") listed therein and Bank of America, N.A., as Agent (the "Agent"). As such counsel, I, or the attorneys over whom I exercise supervision, have examined (i) the Restated Articles of Incorporation of the Borrower, as amended to date; (ii) the By-laws of the Borrower, as amended to date; and (iii) the corporate proceedings of the Borrower relating to the Credit Agreement. I, or the attorneys over whom I exercise supervision, have also examined certificates of public officials and have made such other examinations as we have deemed necessary to enable me to give the opinions herein expressed.

        In our examination, I, and the attorneys over whom I exercise supervision, have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to, and authenticity of the originals of, all documents submitted to us as certified, photostatic or conformed documents. In such examination we have relied on certificates of public officials as to the incorporation, good standing and valid existence of the Borrower, and, as to matters of fact, upon inquiry of officers of the Borrower and the representations and warranties of the Borrower contained in the Credit Agreement.

        All terms used and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

        Upon the basis of the foregoing, I am of the opinion that:

        1.    Each of the Borrower and its Consolidated Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where, in light of the nature of the business transacted or the property owned by it, such qualification is necessary and the failure so to qualify might permanently impair title to property material to its operations or its right to enforce a material contract against others, or expose it to substantial liability in such jurisdiction.

        2.    The execution, delivery and performance by the Borrower of the Credit Agreement and the Notes are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the articles of incorporation or by-laws of the Borrower or of any agreement or instrument evidencing or governing Debt of the Borrower or any other material agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

        3.    The Credit Agreement constitutes a valid and binding agreement of the Borrower and the Notes constitute valid and binding obligations of the Borrower, in each case enforceable in accordance with their respective terms, except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and (ii) rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability.

        4.    There is no action, suit or proceeding pending against, or to the best of my knowledge threatened against or affecting, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official which might reasonably be expected to materially adversely affect the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries or which in any manner draws into question the validity of the Credit Agreement or the Notes.

        I am qualified to practice law only in the State of Minnesota and therefore I am assuming for purposes of paragraph 3 of this opinion, that the laws of the State of New York (the governing law specified in the Credit Agreement) are identical to those of Minnesota.

        This opinion letter is delivered solely to the Banks, the Senior Managing Agents, the Managing Agents, the Co-Agents, the Co-Documentation Agents, the Co-Syndication Agents and the Agent, and may not be relied upon by any other Person other than the addressees hereof, any successor or assignee of any addressee (including successive assignees), Helms Mulliss & Wicker, PLLC (who may rely upon this opinion as to matters of Minnesota law as if this opinion were addressed to such firm) and any Person who shall acquire a participation interest of any Bank (collectively, the "Reliance Parties"). This opinion letter may be relied upon only in connection with matters related to the Credit Agreement and then only as if it were delivered to the Reliance Party on the date hereof. My opinions herein shall not be quoted or otherwise included, summarized or referred to in any publication or document, in whole or in part, for any purposes whatsoever, or furnished to any Person other than a Reliance Party (or a Person considering whether to become a Reliance Party), except as may be required of any Reliance Party by applicable law or regulation or in accordance with any auditing or oversight function or request of regulatory agencies to which a Reliance Party is subject.

                      Very truly yours,

EXHIBIT H

OPINION OF
HELMS MULLISS & WICKER, PLLC, SPECIAL COUNSEL
FOR THE AGENT

                        , 2002

To the Banks and the Agent
Referred to Below
c/o Bank of America, N.A., as Agent
901 Main Street, 64th Floor
Dallas, Texas 75202-3714

Ladies and Gentlemen:

        We have participated in the preparation of the 364-Day Credit Agreement (the "Credit Agreement") dated as of June 18, 2002 among Target Corporation, a Minnesota corporation (the "Borrower"), the banks listed on the signature pages thereof (the "Banks"), the Senior Managing Agents, Managing Agents, Co-Agents, Co-Documentation Agents and Co-Syndication Agents listed therein and Bank of America, N.A., as the administrative agent (the "Agent"), and have acted as special counsel for the Agent for the purpose of rendering this opinion pursuant to Section 3.01(d) of the Credit Agreement. Terms defined in the Credit Agreement are used herein as therein defined.

        We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion.

        Upon the basis of the foregoing, we are of the opinion that the Credit Agreement constitutes a valid and binding agreement of the Borrower and the Notes constitute valid and binding obligations of the Borrower, except that, in each case, (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and (ii) rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability.

        Certain members of the firm are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States of America. In giving the foregoing opinion, (i) we express no opinion as to the effect (if any) of any law of any jurisdiction (except the State of New York) in which any Bank is located which limits the rate of interest that such Bank may charge or collect and (ii) we have relied, without independent investigation, as to all matters governed by the laws of Minnesota, upon the opinion of James T. Hale, General Counsel for the Borrower, dated the date hereof, a copy of which has been delivered to you.

        This opinion letter is delivered solely to the Banks, the Senior Managing Agents, the Managing Agents, the Co-Agents, the Co-Documentation Agents, the Co-Syndication Agents and the Agent, and may not be relied upon by any other Person other than the addressees hereof, any successor or assignee of any addressee (including successive assignees) and any Person who shall acquire a participation interest of any Bank (collectively, the "Reliance Parties"). This opinion letter may be relied upon only in connection with matters related to the Credit Agreement and then only as if it were delivered to the Reliance Party on the date hereof. Our opinions herein shall not be quoted or otherwise included, summarized or referred to in any publication or document, in whole or in part, for any purposes whatsoever, or furnished to any Person other than a Reliance Party (or a Person considering whether to become a Reliance Party), except as may be required of any Reliance Party by applicable law or regulation or in accordance with any auditing or oversight function or request of regulatory agencies to which a Reliance Party is subject.

                      Very truly yours,

EXHIBIT I

ASSIGNMENT AND ASSUMPTION AGREEMENT

        AGREEMENT dated as of                         ,          among [ASSIGNOR] (the "Assignor"), [ASSIGNEE] (the "Assignee"), [and TARGET CORPORATION (the "Borrower")].

WITNESSETH

        WHEREAS, this Assignment and Assumption Agreement (the "Agreement") relates to the 364-Day Credit Agreement dated as of June 18, 2002 among the Borrower, the Assignor and the other Banks party thereto, as Banks, the Senior Managing Agents, Managing Agents, Co-Agents, Co-Documentation Agents and Co-Syndication Agents listed therein, and Bank of America, N.A., as Agent (the "Credit Agreement");

        WHEREAS, as provided under the Credit Agreement, the Assignor has a Commitment to make Loans to the Borrower for an aggregate principal amount at any time outstanding not to exceed $                        ;

        WHEREAS, Committed Loans made to the Borrower by the Assignor under the Credit Agreement in the aggregate principal amount of $                         are outstanding at the date hereof;

        WHEREAS, the Assignor proposes to assign to the Assignee all of the rights of the Assignor under the Credit Agreement in respect of a portion of its Commitment thereunder in an amount equal to $                         (the "Assigned Amount"), together with a corresponding portion of its outstanding Committed Loans, and the Assignee proposes to accept assignment of such rights and assume the corresponding obligations from the Assignor on such terms;

        NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

        SECTION 1.    Definitions.    All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.

        SECTION 2.    Assignment.    The Assignor hereby assigns and sells to the Assignee without recourse, representation or warranty of any kind except as expressly stated below all of the rights of the Assignor under the Credit Agreement to the extent of the Assigned Amount, and the Assignee hereby accepts such assignment from the Assignor and assumes all of the obligations of the Assignor under the Credit Agreement to the extent of the Assigned Amount, including the purchase from the Assignor of the corresponding portion of the principal amount of the Committed Loans made by the Assignor outstanding at the date hereof. Upon the execution and delivery hereof by the Assignor, the Assignee, [and the Borrower], acknowledgment hereof by the Agent and the payment of the amounts specified in Section 3 required to be paid on the date hereof (i) the Assignee shall, as of the date hereof, succeed to the rights and be obligated to perform the obligations of a Bank under the Credit Agreement with a Commitment in an amount equal to the Assigned Amount, and (ii) the Commitment of the Assignor Shall) as of the date hereof, be reduced by a like amount and the Assignor released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee. The assignment provided for herein shall be without recourse to the Assignor.

        SECTION 3.    Payments.    As consideration for the assignment and sale contemplated in Section 2 hereof, the Assignee shall pay to the Assignor on the date hereof in Federal funds the amount heretofore agreed between them. * It is understood that facility fees accrued to the date hereof with respect to the Assigned Amount are for the account of the Assignor and such fees accruing from and including the date hereof are for the account of the Assignee. Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party's interest therein and shall promptly pay the same to such other party.

        [SECTION 4.    Consent of the Borrower.    This Agreement is conditioned upon the consent of the Borrower pursuant to Section 9.06(c) of the Credit Agreement. The execution of this Agreement by the Borrower is evidence of this consent. Pursuant to Section 9.06(c) the Borrower agrees to execute and deliver a Note payable to the order of the Assignee to evidence the assignment and assumption provided for herein.]

        SECTION 5.    Non-Reliance on Assignor.    The Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition, or statements of the Borrower, or the validity and enforceability of the obligations of the Borrower in respect of the Credit Agreement or any Note. The Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of the Borrower.

        SECTION 6.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

        SECTION 7.    Counterparts.    This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

        *      Amount should combine principal together with accrued interest and breakage compensation, if any, to be paid by the Assignee, net of any portion of any upfront fee to be paid by the Assignor to the Assignee. It may be preferable in an appropriate case to specify these amounts generically or by formula rather than as a fixed sum.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

[ASSIGNOR]
By
Title:
[ASSIGNEE]
By
Title:
[TARGET CORPORATION
By
Title:]
Acknowledged by:
BANK OF AMERICA, N.A., as Agent
By

Title:

EXHIBIT J

Form of Borrowing Notice

To:
Bank of America, N.A.,
as Agent
1850 Gateway Boulevard
Concord, California 94520-3282
Attention:  Agency Services

        Reference is hereby made to the 364-Day Credit Agreement dated as of June 18, 2002 (as amended, restated, modified, supplemented or renewed from time to time, the "Credit Agreement") among Target Corporation ("Borrower"), the Banks referred to therein, the Senior Managing Agents, Managing Agents, Co-Agents, Co-Documentation Agents and Co-Syndication Agents referred to therein and Bank of America, N.A., as administrative agent (in such capacity, "Agent"). Terms defined in the Credit Agreement are used herein as therein defined.

        The Borrower through its authorized representative hereby gives notice to the Agent that Loans of the type and amount set forth below be made on the date indicated:

Type of Loan (check one)	Interest Period(1)	Aggregate Amount(2)	Date of Loan(3)
Base Rate Loan
Euro-Dollar Loan
CD Loan

(1)
For any Euro-Dollar Loan, one, two, three or six months, and for any CD Loan, 30, 60, 90 or 180 days.
(2)
Must be $25,000,000 or if greater an integral multiple of $5,000,000.
(3)
At least three (3) Domestic Business Days later if a Euro-Dollar Loan, and at least two (2) Domestic Business Days later if a CD Loan.

        The Borrower hereby requests that the proceeds of Loans described in this Borrowing Notice be made available to the Borrower as follows:   [insert transmittal instructions] .

        The undersigned hereby certifies that all conditions contained in the Credit Agreement to the making of any Loan requested hereby, including those conditions required under Section 3.02, have been met or satisfied in full.

BY:

TITLE:

DATE:

QuickLinks

364-DAY CREDIT AGREEMENT
TABLE OF CONTENTS II
364-DAY CREDIT AGREEMENT
ARTICLE 1. DEFINITIONS
  Section 1.01 Definitions.
  Section 1.02 Accounting Terms and Determinations.
ARTICLE 2. THE CREDITS
  Section 2.01 Commitments to Lend.
  Section 2.02 Notice of Committed Borrowings.
  Section 2.03 Money Market Borrowings.
  Section 2.04 Notice to Banks; Funding of Loans.
  Section 2.05 Notes.
  Section 2.06 Maturity of Loans.
  Section 2.07 Interest Rates.
  Section 2.08 Facility Fees.
  Section 2.09 Optional Termination or Reduction of Commitments.
  Section 2.10 Mandatory Termination of Commitments.
  Section 2.11 Optional Prepayments.
  Section 2.12 General Provisions as to Payments.
  Section 2.13 Funding Losses.
  Section 2.14 Computation of Interest and Fees.
  Section 2.15 Withholding Tax Exemption.
  Section 2.16 Change of Control.
  Section 2.17 Increase in Combined Commitments.
  Section 2.18 Extension and Term Loan Option.
ARTICLE 3. CONDITIONS
  Section 3.01 Effectiveness.
  Section 3.02 Borrowings.
ARTICLE 4. REPRESENTATIONS AND WARRANTIES
  Section 4.01 Corporate Existence and Power.
  Section 4.02 Corporate and Governmental Authorization; No Contravention.
  Section 4.03 Binding Effect.
  Section 4.04 Financial Information.
  Section 4.05 Litigation.
  Section 4.06 Compliance with ERISA.
  Section 4.07 Payment of Taxes.
  Section 4.08 Full Disclosure.
ARTICLE 5. COVENANTS
  Section 5.01 Information.
  Section 5.02 Maintenance of Property.
  Section 5.03 Conduct of Business and Maintenance of Existence.
  Section 5.04 Compliance with Laws.
  Section 5.05 ERISA Compliance.
  Section 5.06 Consolidations, Mergers and Sale of Assets.
  Section 5.07 Dividends.
  Section 5.08 Negative Pledge.
  Section 5.09 Interest Coverage Ratio.
  Section 5.10 Leverage Ratio.
  Section 5.11 Use of Proceeds.
ARTICLE 6. DEFAULTS
  Section 6.01 Events of Default.
  Section 6.02 Notice of Default.
ARTICLE 7. THE AGENT, THE SENIOR MANAGING AGENTS, THE MANAGING AGENTS, THE CO-AGENTS, THE CO-DOCUMENTATION AGENTS AND THE CO-SYNDICATION AGENTS
  Section 7.01 Appointment and Authorization.
  Section 7.02 Agent and Affiliates.
  Section 7.03 Action by Agent.
  Section 7.04 Consultation with Experts.
  Section 7.05 Liability of Agent.
  Section 7.06 Indemnification.
  Section 7.07 Credit Decision.
  Section 7.08 Successor Agent.
  Section 7.09 Agent's Fee.
Senior Managing Agents, Managing Agents, Co-Agents, Co-Documentation Agents, and Co-Syndication Agents
  Section 7.10 Senior Managing Agents, Managing Agents, Co-Agents, Co-Documentation Agents, and Co-Syndication Agents.
Defaults
  Section 7.11 Defaults.
Basis for Determining Interest Rate Inadequate or Unfair
  Section 8.01 Basis for Determining Interest Rate Inadequate or Unfair.
Illegality
  Section 8.02 Illegality.
Increased Cost and Reduced Return
  Section 8.03 Increased Cost and Reduced Return.
Base Rate Loans Substituted for Affected Fixed Rate Loans
  Section 8.04 Base Rate Loans Substituted for Affected Fixed Rate Loans.
Substitution of Bank
  Section 8.05 Substitution of Bank.
Notices
  Section 9.01 Notices.
No Waivers
  Section 9.02 No Waivers.
Expenses; Documentary Taxes; Indemnification
  Section 9.03 Expenses; Documentary Taxes; Indemnification.
  Section 9.04 Sharing of Set-Off.
Amendments and Waivers
  Section 9.05 Amendments and Waivers.
Successors and Assigns
  Section 9.06 Successors and Assigns.
Collateral
  Section 9.07 Collateral.
Governing Law; Submission to Jurisdiction
  Section 9.08 Governing Law; Submission to Jurisdiction.
Counterparts; Integration
  Section 9.09 Counterparts; Integration.
Confidentiality
  Section 9.10 Confidentiality.
SCHEDULE I: SENIOR MANAGING AGENTS AND MANAGING AGENTS
SCHEDULE II: CO-AGENTS
EXHIBIT A
LOANS AND PAYMENTS OF PRINCIPAL
EXHIBIT B
EXHIBIT C Form of Invitation for Money Market Quotes
EXHIBIT D Form of Money Market Quote
EXHIBIT E
EXHIBIT F
EXHIBIT G
EXHIBIT H
EXHIBIT I ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT J